--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[X]  Preliminary proxy statement
[ ]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               TELXON CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                [NOT APPLICABLE]
                   (NAME OF PERSON(S) FILING PROXY STATEMENT,
                         IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            Telxon Corporation Logo
                            3330 West Market Street
                               Akron, Ohio 44333

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

     Notice is hereby given that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Telxon Corporation (the "Company") will be held at the
               ,                ,                ,                , at   :00
A.M., E.D.T., on Tuesday, September 15, 1998, for the following purposes:

          (1) To elect two directors of the Company to hold office until the 2001 annual meeting of stockholders or until their successors are elected and qualified;

          (2) To the extent properly brought before the Annual Meeting and any adjournment or postponement thereof, to consider and vote upon a stockholder proposal to amend the Company's Bylaws to (i) permit stockholders owning 10% in interest of the Company to call a special meeting of stockholders at which a stockholder vote will be taken to determine whether an acquisition proposal is in the stockholders' best interests, and (ii) require the Company's Board of Directors to redeem the rights issued under the Company's stockholder rights plan upon such a determination that such acquisition proposal is in the stockholders' best interests;

          (3) To the extent properly brought before the Annual Meeting and any adjournment or postponement thereof, to consider and vote upon a stockholder proposal to amend the Company's Bylaws to require a unanimous vote of all directors of the Company for certain corporate action;

          (4) To the extent properly brought before the Annual Meeting and any adjournment or postponement thereof, to consider and vote upon a stockholder proposal to amend the Company's Bylaws to allow the calling of special meetings of stockholders by stockholders holding 25% in interest of the Company's outstanding shares;

          (5) To the extent properly brought before the Annual Meeting and any adjournment or postponement thereof, to consider and vote upon a stockholder proposal to amend the Company's Bylaws to elect not to be governed by Section 203 of the General Corporation Law of the State of Delaware;

          (6) To the extent properly brought before the Annual Meeting and any adjournment or postponement thereof, to consider and vote upon a stockholder proposal to repeal any bylaws adopted by the Company's Board of Directors since June 11, 1998;

          (7) To the extent properly brought before the Annual Meeting and any adjournment or postponement thereof, to consider and vote upon a stockholder proposal to adopt a resolution recommending that the Company pay Mr. Wyser-Pratte's proxy solicitation and litigation expenses under certain circumstances; and

          (8) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

     Only holders of record of the Common Stock of the Company at the close of business on July 17, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Information relating to the matters to be considered at the Annual Meeting or any adjournment or postponement thereof is set out in the Proxy Statement accompanying this Notice.

                                            By Order of the Board of Directors,

                                            ROBERT A. GOODMAN
July   , 1998                               Secretary

           PLEASE SIGN, DATE & RETURN THE ENCLOSED WHITE PROXY TODAY
               IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR
                  NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                            Telxon Corporation Logo

                            3330 West Market Street
                               Akron, Ohio 44333

                               ------------------

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of Telxon Corporation, a Delaware corporation ("Telxon" or the "Company"), for use at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting")
to be held at the                ,                ,                ,
               , at   :00 A.M., E.D.T., on Tuesday, September 15, 1998 and at
any adjournment or postponement thereof. Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), on July 17, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. At the close of business on that
date, the Company had           ,          ,          shares of Common Stock
(each, a "Share") outstanding. This Proxy Statement and the accompanying form of
proxy are first being mailed to stockholders on or about July   , 1998.

                         VOTING RIGHTS AND REQUIREMENTS

     The Company's Restated Certificate of Incorporation (the "Charter") provides that stockholders are entitled to one vote for each Share held on the Record Date, except that in the election of directors each stockholder has cumulative voting rights and is entitled to as many votes as equal the number of Shares held multiplied by the number of directors to be elected (two), all of which votes may be cast for a single nominee or distributed among any or all of the nominees. Unless other instructions are given in writing, all votes represented by the enclosed proxy will be cast for the two nominees named by your Board of Directors unless authorization to do so is withheld by a stockholder and will be cumulated in a manner so as to elect the maximum number of the Board's nominees. The two nominees who receive the greatest number of votes cast and entitled to be voted at the Annual Meeting will be elected.

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke such proxy prior to the closing of the polls at the Annual Meeting or any adjournment or postponement thereof. A proxy may be revoked by timely delivery to Innisfree M&A Incorporated, as Tabulating Agent for the Annual Meeting, of a writing stating that the proxy is revoked or a subsequent proxy or by attendance at the Annual Meeting or any adjournment or postponement thereof and voting in person.

     Brokers holding shares of record for customers are not entitled to vote on certain matters unless they receive voting instructions from those customers. As used herein, "broker non-votes" means the votes which a broker could have voted on a particular matter had the broker received voting instructions with respect to that matter from its customer for the shares so held but which it is unable to cast because it has not received such instructions from the customer, of which inability to vote the broker has advised the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority.

     A majority of the outstanding Shares, represented in person or by proxy, will constitute a quorum at the Annual Meeting and at any adjournment or postponement thereof. Abstentions, withheld votes and broker non-votes are counted as present in determining whether the quorum requirement is satisfied.

     Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting or any adjournment or postponement thereof, provided a quorum is present. Abstentions, votes that are withheld and broker non-votes with respect to the election of directors are excluded from the vote and have no effect on the outcome.

     As to any matter other than the election of directors, Shares represented in person or by proxy at the Annual Meeting or any adjournment or postponement thereof that the holder or the holder's proxy abstains from voting as to that matter are considered in determining the minimum number of shares required to be affirmatively voted for approval of such matter. As a result, an abstention from voting on such a matter has the same effect as a negative vote on the matter. However, broker non-votes are not counted for purposes of determining the number of Shares represented at the Annual Meeting and voting on the particular matter for which voting instructions were not given by the customer.

     At the Annual Meeting or any adjournment or postponement thereof, stockholders may also be asked to consider and vote upon certain proposals that may be advanced by a stockholder of the Company, Guy P. Wyser-Pratte. Mr. Wyser-Pratte has given notice that at the Annual Meeting he intends to present six proposals (collectively, the "Wyser-Pratte Proposals") as described under Proposals 2 through 7 below and to nominate Jonathan R. Macey as a director. The Company has filed suit seeking a declaratory judgment that certain of the Wyser-Pratte Proposals are invalid and alleging disclosure violations in the preliminary proxy materials filed by Mr. Wyser-Pratte with the Securities and Exchange Commission (the "SEC") on June 18, 1998 (the "Wyser-Pratte Proxy Materials"). See "CERTAIN LITIGATION" below.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES MR. WYSER-PRATTE'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN OR RETURN ANY [COLOR] PROXY CARD SENT TO YOU BY MR. WYSER-PRATTE. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE BOARD'S NOMINEES AND AGAINST THE WYSER-PRATTE PROPOSALS.

     Whether or not you have previously signed a proxy card sent by Mr. Wyser-Pratte, your Board of Directors urges you to support the Board by signing, dating and promptly mailing the enclosed white proxy card. By signing and dating the Company's white proxy card, you will revoke any earlier dated proxy card solicited by Mr. Wyser-Pratte which you may have signed. Do not return any [COLOR] proxy card sent to you by Mr. Wyser-Pratte. The only way to support your Board's nominees and recommendations is to sign, date and return the Company's white proxy card. The enclosed white proxy card, when properly executed and timely returned, will be voted in the manner you direct. If no direction is made, the enclosed proxy will be voted "for" the election of the Board's director nominees named in Proposal 1 and "against" Proposals 2 through 7.

     Other than the matters described in this Proxy Statement, the Board of Directors does not intend to bring any business before the Annual Meeting and knows of no other matters to be brought before the Annual Meeting. However, as to any other business that properly may be brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons holding such proxies. Any such item of other business will require for its approval the affirmative vote of the holders of a majority of the Shares represented in person or by proxy at the Annual Meeting or any adjournment or postponement thereof, provided a quorum is present, or such greater vote as may, in the case of amendments to the Charter or other extraordinary subject matters, be required under the Delaware General Corporation Law (the "DGCL") or the Charter.

     The Board of Directors has adopted a resolution establishing the order in which matters coming before the Annual Meeting or any adjournment or postponement thereof will be considered. This resolution provides that matters brought before the meeting will be considered and voted upon in the order in which they are presented in this proxy statement and the accompanying notice, which in the case of the Wyser-Pratte Proposals is the same order in which Mr. Wyser-Pratte listed them in his advance notice to the Company.

                            1. ELECTION OF DIRECTORS

GENERAL

     At the Annual Meeting, two directors are to be elected to hold office for terms expiring at the 2001 annual meeting of stockholders. Richard J. Bogomolny and John H. Cribb, the two incumbent directors whose terms expire at the Annual Meeting, have been nominated by your Board of Directors for election as such directors. The terms of the four remaining incumbent directors of the Company will continue after the Annual Meeting.

     The nominees elected at the Annual Meeting shall hold office until their successors have been elected and qualified. The Shares represented by the enclosed proxy will be voted for the election of Messrs. Bogomolny and Cribb unless the proxy is marked so as to withhold authority to vote for either or both of such nominees. The Company does not know of any reason why the Board's nominees would be unable to serve. If either of the Board's nominees is unable to serve, then the proxies may be voted for such substitute(s) as may be nominated by the Board of Directors.

VOTE REQUIRED

     Under the DGCL, directors are elected by a plurality of the votes cast in person or by proxy at a meeting of stockholders.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THE ELECTION OF MR. MACEY TO THE BOARD AND URGES YOU TO VOTE "FOR" RE-ELECTION OF THE BOARD'S NOMINEES, RICHARD J. BOGOMOLNY AND JOHN H. CRIBB, WHICH IS DESIGNATED IN THE PROXY AS PROPOSAL 1, FOR THE FOLLOWING REASONS.

     Your Board of Directors believes Messrs. Bogomolny and Cribb have strong qualifications based on their business experience, their knowledge of the Company and its business as well as of international business, their contributions to the Company over their years of prior service on the Board of Directors and, in Mr. Cribb's case, as the Company's executive officer responsible for its international operations, and their personal investment in the Company as stockholders and the interests they share with all of the Company's stockholders as a result.

     Your Board believes that Mr. Wyser-Pratte's solicitation is misguided and that his interests and objectives differ from those of the Company's stockholders generally. From the public information readily available to it, the Company is not aware of Mr. Macey, Mr. Wyser-Pratte's director nominee, having served on any public company's board of directors or having any relevant experience with commercial enterprises to inform the decisions that he would be called upon to make in guiding the Company's business were he elected to the Board. Unlike the Board's nominees, the Company's records do not indicate that Mr. Macey owns any stock in the Company so as to align his interests with those of the Company's stockholders generally. Your Board of Directors believes that Mr. Wyser-Pratte's objective in nominating Mr. Macey, taken together with his related bylaw amendment proposals, is to seek short-term gain and publicity, with little or no consideration given to whether other Company stockholders receive fair value for their investment. Since such a strategy is inconsistent with the value-creating strategy your Board believes will best serve the interests of the Company and its stockholders, the Board believes that the election to the Board of Mr. Macey, who would be an advocate for the Wyser-

Pratte agenda, would not serve any purpose beneficial to the Company's stockholders as a whole.

INFORMATION CONCERNING THE BOARD'S NOMINEES AND THE CONTINUING DIRECTORS

     Set forth below as to each of the Board's nominees and each continuing director are their respective principal occupations and business experience during the past five years and all positions held with the Company, including the year each first became a director of the Company.

     The following persons have been nominated by your Board of Directors for election by the stockholders as the class of directors whose term expires in 2001:

          Richard J. Bogomolny, age 63, retired as Chairman of the Board and Chief Executive Officer of First National Supermarkets, Inc., in January 1992, positions which he held since June 1975. From May 1992 through May 1998, Mr. Bogomolny was a member of the Supervisory Board (board of directors) of Royal Ahold n.v., the Netherland's largest food retailer with operations also in the United States (Stop-N-Shop Cos. New England, Finast, BI-LO, Giant, Tops and Edwards), South America, Portugal, Spain, China, Thailand and the Czech Republic. For ten years prior to his retirement he was a board member of the Food Marketing Institute, the industry's international trade association. Mr. Bogomolny has been a director of the Company since August 1995. He is the Chairman of the Compensation Committee of the Board and also serves on its Audit, Option and Stock, and Special Compensation Committees.

          John H. Cribb, age 65, retired from active employment with the Company as Chairman, Telxon International in December 1996, as which he had served since January 1995. From January 1993 to January 1995 he served the Company as President, International, and from January 1990 to January 1993, as Senior Vice President, International Operations. Mr. Cribb was a Vice President of the Company and Managing Director of Telxon Limited, the Company's United Kingdom subsidiary, from 1982 to 1990. He has been a director and Vice Chairman of the Board of the Company since January 1995 and is a member of the Audit and Compensation Committees of the Board.

     The other members of the Board of Directors whose terms of office will continue after the Annual Meeting are the following:

          Frank E. Brick, age 49, has been the Company's President since June 1996 and its Chief Executive Officer since February 1997. Mr. Brick was Chief Operating Officer of the Company from June 1996 until being named Chief Executive Officer. He had also previously served the Company as President and Chief Operating Officer, Telxon International from February 1995 to June 1996 and as Senior Executive Vice President from October 1993 to February 1995. Mr. Brick was President of Basicomputer Corporation (business computer sales, integration and network services; "Basicomputer") from 1985 until it was acquired in September 1993 by The Future Now, Inc. (since consolidated into Intelligent Electronics) and also served as Chief Executive Officer and a director of Basicomputer from 1988 until the acquisition. He has been a director of the Company since July 1996. His current term expires at the 2000 annual meeting. He is a member of the Nominating Committee of the Board.

          Robert A. Goodman, age 63, has been the Company's General Counsel since 1979 and Secretary since 1983. He has been senior partner of Goodman Weiss Miller LLP, a Cleveland, Ohio law firm, since 1986. Mr. Goodman has been a director of the Company since October 1991. His current term expires at the 2000 annual meeting. He is a member of the Audit Committee of the Board.

          Raj Reddy, age 61, has been Dean of the School of Computer Science, and Herbert A. Simon University Professor, at Carnegie Mellon University since July 1992. Since 1984 he had held the rank of University Professor and for eleven years prior to that time held the rank of Professor of Computer Science. He has been the Director of The Robotics Institute at Carnegie Mellon since 1980. He also serves as a consultant in the area of computer science, robotics and related disciplines. Dr. Reddy has been a director of the Company since April 1987 and Chairman of the Board of Directors since February 1997. His current term expires at the 2000 annual meeting. He is a member of the Audit, Compensation, Nominating, Option and Stock, and Special Compensation Committees of the Board.

          Norton W. Rose, age 69, has been President and principal/owner of Norton W. Rose & Co., Cleveland, Ohio (consulting firm) since August 1990 and has headed the Beachwood, Ohio office of Kenzer Corporation (executive search firm) since July 1997. He was Executive Vice President of Creative Art Activities, Inc. (craft kit manufacturer) from January 1994 to June 1997 and Chairman of the Board of Premier Travel (formerly Prescott Travel) from July 1991 until it was acquired by Travel One in January 1997. Mr. Rose has been a director of the Company since October 1990, and his current term expires at the 1999 annual meeting. He is the Chairman of the Audit Committee of the Board and also serves on its Compensation, Option and Stock, and Special Compensation Committees.

     Pursuant to Rule 14a-5(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), reference is made to the Wyser-Pratte Proxy Materials for information concerning Mr. Wyser-Pratte's nominee, which is incorporated herein by reference. The Company is not in a position to verify the truthfulness or accuracy of such information.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company met 16 times during the fiscal year ended March 31, 1998 ("Fiscal 1998"). Each incumbent director attended at least 75 percent of the aggregate of all meetings of the Board of Directors and the committees on which he served that were held during the year. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee, an Option and Stock Committee and a Special Compensation Committee. The general function of each committee, the identity of each committee's members and the number of meetings held by each committee during Fiscal 1998 are set forth below.

     Audit Committee. The Audit Committee held four meetings during Fiscal 1998. The primary functions of the Committee are to evaluate the performance and fees of the Company's independent auditors, review the annual audit and the Company's internal accounting controls with the independent auditors, review the results of the audit with management, consult with management with respect to the Company's internal accounting controls and other operating systems, review all related party transactions on an ongoing basis and review potential conflict of interest situations where appropriate. Messrs. Bogomolny, Goodman and Rose (Chairman) and Dr. Reddy served on the Audit Committee throughout Fiscal 1998 and, joined by Mr. Cribb in May 1998, constitute the current members of the Audit Committee.

     Compensation Committee. The Compensation Committee held six meetings during Fiscal 1998. The primary functions of the Committee are to evaluate and improve the Company's organizational structure and staffing and to review the remuneration arrangements of the Company's senior management, other than matters over which the Special Compensation Committee and the Option and Stock Committee have authority as discussed below. Messrs. Bogomolny (Chairman) and Rose and Dr. Reddy served on the Audit Committee throughout Fiscal 1998 and, joined by Mr. Cribb in May 1998, constitute the current members of the Compensation Committee.

     Nominating Committee. The Nominating Committee held one meeting during Fiscal 1998. The primary function of the Committee is to advise the Company's Board of Directors as to nominees for election thereto. The Fiscal 1998 members of the Nominating Committee were Messrs. Brick and Rose, and they continue to so serve at present. In order for a stockholder to nominate persons for election as directors at an annual meeting, the Charter requires the stockholder to submit a written recommendation to the Secretary of the Company not less than ninety days prior to the first anniversary of the date of the last annual meeting. Such recommendation must contain certain information specified in the Charter concerning the nominating stockholder and each of his or her nominees. The recommendation must also state that the nominating stockholder is on the date of such notice a stockholder of record of the Company entitled to vote generally in the election of directors and that he intends to appear in person at the meeting of the Company's stockholders at which directors are to be elected to nominate the person(s) specified in the notice of recommendation.

     Option and Stock Committee. The Option and Stock Committee held four meetings during Fiscal 1998. The primary function of the Committee is to administer the Company's 1990 Stock Option Plan for employees (the "Employee Option Plan"), the Company's 1992 Restricted Stock Plan (the "Restricted Stock Plan") and the Company's 1995 Employee Stock Purchase Plan, as each may be amended from time to time. Messrs. Bogomolny and Rose and Dr. Reddy served on the Option and Stock Committee during all or a portion of Fiscal 1998 and continue to so serve at present.

     Special Compensation Committee. The Special Compensation Committee held two meetings during Fiscal 1998. The primary functions of the Committee are to review the compensation to be offered to the Company's Chief Executive Officer and four other most highly compensated executive officers for compliance with, and to the extent consistent with other corporate objectives, establish and monitor the attainment of appropriate objective performance goals in order to qualify such compensation as "performance-based compensation" so that it is not subject to, the $1 million per year limitation imposed by Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), on the deductibility for federal income tax purposes of the compensation paid to any such officer. Messrs. Bogomolny and Rose and Dr. Reddy served on the Special Compensation Committee during all or a portion of Fiscal 1998 and continue to so serve at present.

COMPENSATION OF DIRECTORS

     Cash Compensation. The Company's non-employee directors each receive an annual fee of $50,000 per year. The non-employee directors also receive $2,500 plus travel expenses for each day of attendance at directors' meetings ($1,250 for a telephonic meeting), and $2,500 for each Audit Committee or Compensation Committee meeting attended (either as a member thereof or at the request of the Committee), unless the committee and the full Board meet on the same day, in which event compensation in the amount of $1,250 is paid for attendance at such committee meeting.

     In July 1996, the Audit Committee of the Board of Directors engaged Mr. Rose to act as the Committee's delegate to advise Company management by analyzing, assessing and recommending improvements to the Company's operating systems and processes and assisting in the recruitment, training and integration of personnel. The engagement anticipated a total of 90 days of service over a period ending December 31, 1997 at a fee of $3,500 per day, one half of which he performed during the fiscal year ended March 31, 1997 ("Fiscal 1997"), completing the balance of the engagement during Fiscal 1998; Mr. Rose received $140,000 for those services during Fiscal 1998. In recognition of the other commitments which Mr. Rose had to resign or forego in order to undertake it, the engagement also provides for him to receive a severance benefit of $150,000 payable from January through December 1998, $37,500 of which was paid during Fiscal 1998. In connection with the engagement, Mr. Rose is also receiving coverage for himself and his wife under the Company's medical, dental and vision plans, with Mr. Rose paying the customary employee contributions for participation in those plans; those plans are self-insured by the Company, subject to individual ($100,000 annually) and group stop-loss insurance it maintains.

     Mr. Brick, by reason of also being an employee of the Company, does not receive any compensation from the Company for his services as a director (see the Summary Compensation Table under "EXECUTIVE COMPENSATION" below for the compensation paid to him in his capacity as an executive officer of the Company).

     Stock Options. Directors who are not employees of the Company or a subsidiary receive options to purchase Shares under the Company's 1990 Stock Option Plan for Non-Employee Directors, as amended (the "Director Option Plan"). Under the Director Option Plan, each non-employee director is automatically granted an option to purchase 25,000 Shares upon first being elected to the Board (an "Initial Grant") and annually thereafter is also automatically granted a 10,000 Share option (each a "Continuing Grant") on each anniversary of his last election to the Board during his continued service on the Board. An Initial Grant becomes exercisable in equal thirds on each of the first three anniversaries of the grant date, whereas each Continuing Grant becomes exercisable in full on the third anniversary of its grant date. The Director Option Plan also permits the Board to make discretionary option grants under the Director Option Plan to any one or more of the Company's non-employee directors from time to time in addition to the foregoing automatic grants; pursuant to that authority, a 10,000 Share grant, exercisable in full upon grant, was made to each of the non-employee directors (Messrs. Bogomolny, Cribb, Goodman and Rose and Dr. Reddy) in September 1997. Each option granted under the Director Option Plan has a seven-year term and an option price per Share equal to the closing sales price of the Common Stock as reported on The Nasdaq National Market tier of The Nasdaq Stock Market ("Nasdaq NNM") for the trading day immediately preceding the date of grant. The options terminate three months following the optionee no longer being a director of the Company, six months following death and one year following disability. Options granted under the Director Option Plan are subject to the same "change in control" provisions as apply under the Employee Option Plan described under "EXECUTIVE COMPENSATION
 -- Employment Agreements and Termination of Employment Arrangements" below.

                    REPORT OF BOARD COMPENSATION COMMITTEES
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors recommends, subject to the full Board's approval (except as to (i) compliance with the Section 162(m) requirements for performance-based compensation, which matters are determined by the Special Compensation Committee (the "162(m) Committee"), and (ii) stock option and restricted stock grants, which are administered by the Option and Stock Committee), the compensation of the Company's executive officers. During Fiscal 1998, the Compensation Committee was composed of three non-employee directors. The Compensation Committee's members also served as both the 162(m) Committee and the Option and Stock Committee (together with the Compensation Committee and the 162(m) Committee, collectively referred to as the "Committees") during all or a portion of Fiscal 1998.

COMPENSATION POLICIES

     The Company operates in the competitive and rapidly changing environment of high technology businesses. The Committees seek to establish compensation policies that will allow the Company flexibility to respond to fluctuations in the already dynamic business environment in which it operates and competes. The Company's compensation philosophy thus is based upon the belief that achievement in this environment can only be accomplished by attracting, retaining and motivating highly energized, talented, creative and goal-oriented people. To achieve this, the Committees exercise discretion and consider all elements of executive compensation to provide the impetus and challenge for the Company's executive officers and key employees, using quantitative formulas (particularly with respect to the bonus element) along with qualitative considerations as inputs in setting executives' compensation packages. The Committees have access to and study a variety of surveys, reports and data which reflect compensation of executives throughout various industries, and particularly in the technology world in which it operates, including its direct and indirect competitors, vendors, customers and other technology businesses from which it has attracted, and wishes to continue to attract, the highest qualified people.

     While the Committees consider such compensation data, the Committees do not attempt to establish any self-selected peer group for compensation purposes or to fix the Company's executive compensation levels at a defined percentile of any such peer group. Rather, such data forms a part of the total mix of information which each Committee evaluates in arriving at compensation decisions within their respective areas of authority deemed necessary to effectively compete for highly qualified people in the technology sector.

COMPENSATION COMPONENTS

     The Company's executive officers are compensated with a base salary together with eligibility for short-term performance bonuses and long-term incentive awards. The Committees assess past and current as well as anticipated future performance and contribution in its consideration of the total compensation package (earned or potentially available) for each executive officer.

     Salary. The salaries of executive officers are determined by the Compensation Committee generally on the basis of three year employment agreements which encompass base salaries consistent with the Company's stated policy and philosophy of competing for highly qualified people in the technology sector.

     Bonus. Subject to the authority of the 162(m) Committee over those compensation components which are intended to comply with Section 162(m), the Compensation Committee reviews and approves an executive bonus plan for each fiscal year under which each executive officer is eligible for a bonus of up to a specified percentage of his base salary, generally structured to reflect the officer's individual performance and the Company's performance in the forthcoming year. The final determination of the bonus actually paid to each executive officer is a qualitative one, informed by various subjective and objective considerations; the objective criteria typically include revenue, operating costs and profitability, to which various weights are assigned based on the nature and scope of the individual officer's responsibilities.

     Awards of Stock Options and Restricted Stock. Awards of stock options and restricted stock grants under the Employee Option Plan and the Restricted Stock Plan, respectively, are designed not only to provide additional incentive for the performance and continued employ of the individual executive officers as well as other key employees, but also to more fully align their long-term interests with those of the Company and the Company's stockholders. The Option and Stock Committee selects the executive officers and other key employees to receive stock option and restricted stock awards, and determines the number of shares of each such award. The size of the grants and the frequency thereof is generally intended by the Option and Stock Committee to reflect the significance of the executive's position, performance and continued tenure with the Company as well as his anticipated contributions to its growth.

     The option program generally utilizes a three year vesting period, an eight year term and an exercise price equal to the closing market price of the underlying stock at the time of grant. These options are to provide value to the officer only to the extent that the price of the Company's Common Stock increases thereafter during the term of employ.

     The grant of restricted stock has been significantly less frequent and utilized only for those executive officers and key employees who are considered by the Option and Stock Committee to be individuals upon whom the Company is most reliant for its anticipated future success and achievement. These grants typically are subject to forfeiture during a five year period, thereby providing an additional incentive to the officer to remain with the Company. Grants of an aggregate of 19,000 shares of restricted stock were made to one of the executive officers and seven other key employees in Fiscal 1997.

     In addition to stock option and restricted stock grants in the Company's own stock, the Company's Board also makes recommendations to the boards of directors of those of its subsidiaries which have, at the urging of the Telxon Board, implemented stock option and similar plans to provide their own key employees, as well as key Telxon employees advising and assisting the subsidiaries in the development of their respective businesses, with a long-term incentive opportunity to purchase stock in the respective subsidiaries. In the case of the advisory Telxon employees, this opportunity encourages them to support the subsidiaries with the same effort and dedication as in their service to Telxon so as to more closely align their objectives with the long-term goals of the Company as a whole.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Frank E. Brick became Chief Executive Officer of the Company in February 1997, and a comprehensive compensation package for him, as further discussed under "EXECUTIVE COMPENSATION -- Employment Agreements and Termination of Employment Arrangements" below, was finalized and implemented during Fiscal 1998 consistent with the compensation philosophy and policies of the Company, which are applicable to all executive officers.

INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) was added to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1993. It limits to $1 million per year the deduction allowed to a public company for federal income tax purposes for compensation paid to its chief executive officer and its four other most highly compensated executive officers. This deduction limit does not apply, however, to compensation paid under a plan that meets certain requirements for "performance-based compensation." In general, to qualify as "performance-based,"
(a) the compensation must be payable on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more "outside directors"; (c) the material terms of the compensation and the performance goals must be disclosed to and approved by stockholders before payment; and (d) the compensation committee must certify in writing that the performance goals have been satisfied prior to payment. In order to qualify the compensation derived by its executive officers from stock options as performance-based compensation, certain amendments to the Employee Option Plan were submitted to and approved by the Company's stockholders at the 1995 annual meeting to remove compensation resulting from the exercise of stock options granted under the Plan from the Section 162(m) deduction limit.

     The 162(m) Committee reviews the salaries, bonuses and other forms of compensation offered to the Company's Chief Executive Officer and four other most highly compensated executive officers for compliance with Section 162(m). However, while it is the Company's policy to structure its incentive compensation programs to satisfy Section 162(m)'s "performance-based compensation" exception and, thus, to preserve the full deductibility of all compensation paid by the Company to its executive officers, the Committees reserve the right in their business judgment, based upon their consideration of all elements of the cost to the Company of particular compensation payments, including the potential impact of Section 162(m), and other important corporate objectives, to approve such compensation without submitting it to a vote of stockholders and, thus, not qualify such compensation as deductible under
Section 162(m).

            COMPENSATION COMMITTEE                       OPTION AND STOCK COMMITTEE

        Richard J. Bogomolny, Chairman                      Richard J. Bogomolny
                  Raj Reddy                                      Raj Reddy
                Norton W. Rose                                 Norton W. Rose

                               SPECIAL COMPENSATION COMMITTEE

                                    Richard J. Bogomolny
                                          Raj Reddy
                                       Norton W. Rose

                             EXECUTIVE COMPENSATION

     The following table shows all annual, long-term and other compensation for services rendered to the Company in all capacities paid or awarded during each of its three most recently completed fiscal years to the Company's Chief Executive Officer during Fiscal 1998 and to the other four executive officers of the Company who received the highest combined salary and bonus compensation during Fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                            COMPENSATION
                                                      ANNUAL COMPENSATION                      AWARDS
                                          -------------------------------------------   ---------------------
                                                                            OTHER       RESTRICTED
                                                                            ANNUAL        STOCK       STOCK             ALL
           NAME AND PRINCIPAL                                              COMPEN-        AWARDS     OPTIONS           OTHER
                POSITION                  YEAR     SALARY       BONUS       SATION         ($)       (SHARES)     COMPENSATION(1)
           ------------------             ----     -------     -------   ------------   ----------   --------     ---------------
Frank E. Brick                            1998     750,006     250,000      17,272(2)       0(3)           0(4)        7,187(5)
  President and Chief                     1997(6)  421,154     500,000           0          0        500,000+          8,288
  Executive Officer
James G. Cleveland                        1998     275,000     200,000           0          0              0(4)        3,173
  President, North                        1997     250,000     150,000           0          0         80,000+          6,615
  America Division
Dan R. Wipff                              1998     275,000     100,000           0          0              0(4)        4,125
  President and Chief Executive Officer,  1997     275,000      70,000           0          0         10,000+          5,375
  Telxon Products                         1996     277,885(7)        0           0          0         11,250+          4,187
  Division
Kenneth W. Haver                          1998     200,000     150,000           0          0(8)      25,000+(4)       2,308
  Senior Vice President, Finance and      1997     200,000     250,000           0          0         50,000+          7,192
  Administration, and                     1996     198,177      50,000           0          0         48,000+          6,207
  Chief Financial Officer
David D. Loadman                          1998     225,000     125,000      30,865(2)       0(9)           0           3,470
  Senior Vice President,                  1997     200,000     175,000           0          0         75,000+          5,688
  Global Product and                                                                                  60,000*
  Systems Development, and Chief
  Technical Officer

---------------

  + Option for the purchase of the indicated number of shares of Telxon Common
    Stock granted to the named executive officer pursuant to the Employee Option Plan. See the table of Option Grants in Fiscal 1998 below for further information regarding each option granted during Fiscal 1998.

  * Option for the purchase of the indicated number of shares of common stock of the Company's Aironet Wireless Communication, Inc. subsidiary ("Aironet") for the purchase of 60,000 shares of Aironet common stock at an exercise price of $1.86 per share under the Aironet 1996 Stock Option Plan for employees, directors and advisors (as amended, the "Aironet Option Plan"), granted by Aironet to the named executive officer as an advisor to Aironet.

(1) Except as otherwise footnoted, the amounts shown are matching contributions made by the Company under its Retirement and Uniform Matching Profit Sharing (401(k)) Plan.

(2) The amount shown was paid for relocation expenses.

(3) At March 31, 1998, 10,000 of the 50,000 Shares awarded to Mr. Brick in October 1993 under the Restricted Stock Plan remained unvested, which unvested Shares had a value, based on the closing sale price per Share as reported on the Nasdaq NNM for March 31, 1998, of $265,000.

(4) On March 30, 1998, the Aironet Board of Directors approved the granting of a pool of options to purchase an aggregate of 300,000 shares of Aironet common stock to, and to be allocated among, Telxon employees serving as advisors to Aironet, as designated by Telxon's Chief Executive Officer. The exercise price for the options included in the pool was fixed at $3.50 per share, corresponding to the negotiated arm's-length price paid by third party investors purchasing a minority position in Aironet common stock in a contemporaneous private placement. In April 1998, subsequent to the end of the most recent fiscal year required to be disclosed in this Summary Compensation Table, the pool was fully allocated, based on a review of the designated recipients and the allocation among them by Telxon's Board of Directors, with the following named executive officers receiving the respective number of Aironet stock options indicated: Mr. Brick, 70,000; Mr. Cleveland, 40,000; Mr. Haver, 50,000 (in addition to the 25,000 share Telxon stock option shown for him in the body of the table); and Mr. Wipff, 20,000. The remaining pool shares were allocated to other Telxon employees. For further information regarding these Aironet stock option grants, see footnote (4) to the table of Option Grants in Fiscal 1998 below.

(5) The amount shown also includes $4,591 representing the premiums that would have had to be paid in order to provide Mr. Brick with a term life equivalent of the death benefit payable to his estate under the "split-dollar" universal life insurance arrangements described under "Employment Agreements and Termination of Employment Arrangements" below.

(6) Mr. Brick became the Company's Chief Executive Officer on February 26, 1997, having been the Company's President and Chief Operating Officer since June 1996 and served the Company in other executive capacities prior thereto. The amounts shown in the Summary Compensation Table reflect all compensation paid to Mr. Brick in all capacities in respect of Fiscal 1997.

(7) Includes $2,885 paid under Mr. Wipff's previous compensation arrangements.

(8) At March 31, 1998, 2,000 of the 5,000 Shares awarded to Mr. Haver in July 1994 under the Restricted Stock Plan remained unvested (1,000 of which have since vested), which unvested Shares had a value, based on the closing sale price per Share as reported on the Nasdaq NNM for March 31, 1998, of $53,000.

(9) At March 31, 1998, 2,000 of the 5,000 Shares awarded to Mr. Loadman in July 1994 under the Restricted Stock Plan remained unvested (1,000 of which have since vested), which unvested Shares had a value, based on the closing sale price per Share as reported on the Nasdaq NNM for March 31, 1998, of $53,000.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Mr. Brick has an employment agreement with the Company to serve as its Chief Executive Officer through March 31, 2000 at a base salary of $750,000 per year. In addition, Mr. Brick's employment agreement provides for the following performance-based bonuses: (1) annual "Bonus Compensation" of $250,000 per year if the Company meets 100% of the operating earnings target for each fiscal year (measured before interest and taxes and excluding capital and extraordinary gains and losses, and after accrual for all executive bonuses, including Mr. Brick's Bonus Compensation and Incentive Compensation), or $125,000 per year if the Company meets at least 90% but less than 100% of the operating earnings target; (2) annual "Incentive Compensation" equal to eight percent of all operating earnings in excess of the operating earnings target for each fiscal year; and (3) a long-term "Market Appreciation Bonus" equal to one and one-half percent of the Company's market capitalization in excess of $417 million up to and including $585 million, and two percent of the Company's market capitalization in excess of $585 million, determined based on the Company's market capitalization at March 31, 2000, subject to earlier determination in the event of the termination of his employment by the Company without "cause", expiration of his employment agreement without renewal by the Company, his death or the Company becoming privately held or otherwise subject to a "change in control" (as defined below), and is payable by April 30, 2000 or within 30 days after earlier determination of the amount thereof upon termination of employment without "cause" (as defined below), non-renewal of the employment agreement, death or a "change in control."

     As provided in his employment agreement, the Company has obtained $5 million in "split-dollar" universal life insurance on Mr. Brick , with the insurance being owned and the $130,267 annual premiums therefor paid by the Company and the death benefit remaining after a return to the Company of the premiums paid being payable to Mr. Brick's designated beneficiaries; provided that Mr. Brick remains in the Company's employ until age 60, then, upon his retirement, the Company will be obligated to make 15 years of deferred salary continuation payments to him, from, but only from, the cash value of such policies, at an annual rate of $158,000 or such lesser amount as the policies' investment earnings experience, as reflected in their then cash value, will support. In addition to the "split-dollar" arrangements, Mr. Brick or his estate is entitled to the same disability and death benefits as are extended by the Company to its executive employees generally.

     If Mr. Brick's employment is terminated by the Company for other than "cause" (defined in his employment agreement as behavior of Employee which is adverse to the Company's interest, including dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, acts of bad faith, neglect of duty or material breach of the agreement), his employment agreement obligates the Company to pay a severance benefit to him at a rate equal to his base salary for the greater of 24 months or the remaining term of the agreement, as well as his basic medical insurance premiums for 18 months. A resignation by Mr. Brick following the Company's assignment of him to serve in any capacity other than his current offices or to perform tasks inconsistent with such position will be deemed a termination by the Company without "cause" entitling him to the foregoing severance and insurance benefits as well as accelerated determination and payment of the Market Appreciation Bonus. Mr. Brick is also entitled to the severance benefit and accelerated determination of the Market Appreciation Bonus if his employment agreement expires without renewal or extension. If any of the foregoing employment terminations occurs after a "change in control" of the Company of a nature which the Company would be required to report in its filings with the SEC (including, without limitation, (a) the acquisition by any person, entity or group of beneficial ownership of 15% or more of the combined voting power of the Company's securities in the election of directors, (b) liquidation of all or substantially all of the Company's assets or a merger, consolidation or reorganization in which neither the Company nor any entity in which the Company's stockholders own at least 50% of the voting power is the surviving entity, and (c) the current directors of the Company, or persons approved by them to succeed them (such current and successor directors constituting "Continuing Directors"), ceasing to constitute at least a majority of the Board) and such "change in control" is not approved by the affirmative vote of at least a majority of the Continuing Directors (an "Un-Approved Change in Control"), the severance benefit payable to Mr. Brick is increased to an amount equal to 2.99 times his base salary and, to the extent that such payment and/or any other payments which he has the right to receive from the Company would constitute, alone or in the aggregate, an "excess parachute payment" under
Section 280G of the Internal Revenue Code, payment by the Company of any excise tax imposed on such payments and any taxes due as the result of the Company's payment of such excise tax and other taxes, as well as the acceleration of the vesting of all then outstanding stock option grants and restricted stock awards and the ability to exercise all of his stock options for their full original terms. In the event of an Un-Approved Change in Control, Mr. Brick has the right to elect to terminate his employment within 30 days of such event and, upon any such election, to receive the increased severance benefit.

     Mr. Cleveland has an employment agreement with the Company for a term ending March 31, 2000, at a base salary of $275,000 per year. His employment agreement further provides for bonus compensation for each fiscal year during the term as determined by the Board of Directors in its discretion based upon the recommendation of the Chief Executive Officer. Mr. Cleveland or his estate is entitled under the employment agreement to the same disability and death benefits as are extended by the Company to its executive employees generally, and he is also entitled to severance benefits of twelve months base salary in the event that his employment is terminated by the Company for other than "cause".

     Mr. Wipff has an employment agreement with the Company for a term ending March 31, 2000, at a base salary of $275,000 per year. His employment agreement further provides for bonus compensation for each fiscal year during the term as determined by the Board of Directors in its discretion based upon the recommendation of the Chief Executive Officer. Mr. Wipff or his estate is entitled under the employment agreement to the same disability and death benefits as are extended by the Company to its executive employees generally, and he is also entitled to severance benefits of twelve months base salary in the event that his employment is terminated by the Company for other than "cause".

     Mr. Haver has an employment agreement with the Company for a term ending March 31, 2000, at a base salary of $200,000 per year. His employment agreement further provides for bonus compensation for each fiscal year during the term as determined by the Board of Directors in its discretion based upon the recommendation of the Chief Executive Officer. Mr. Haver or his estate is entitled under the employment agreement to the same disability and death benefits as are extended by the Company to its executive employees generally, and he is also entitled to severance benefits of twelve months base salary in the event that his employment is terminated by the Company for other than "cause".

     Mr. Loadman has an employment agreement with the Company for a term ending March 31, 2000, at a base salary of $225,000 per year. His employment agreement further provides for bonus compensation for each fiscal year during the term as determined by the Board of Directors in its discretion based upon the recommendation of the Chief Executive Officer. Mr. Loadman or his estate is entitled under the employment agreement to the same disability and death benefits as are extended by the Company to its executive employees generally, and he is also entitled to severance benefits of twelve months base salary in the event that his employment is terminated by the Company for other than "cause".

     In February 1998, the Company entered into letter agreements with each of its executive officers (other than Mr. Brick, with respect to whom the subject matter is already addressed in his employment agreement as discussed above) providing for certain severance benefits in the event such officer's employment with the Company is terminated under certain circumstances within two years after a "change in control" of the Company. If the executive officer's employment is terminated by the Company or its successor other than for "cause", disability or at retirement age or by the officer for "good reason", the officer is entitled to a lump sum payment equal to two times his annual salary as in effect prior to the change in control, continued benefits under all insured and self-insured welfare benefit plans in effect prior to the employment termination date for a period of two years or until such earlier date as the officer receives equivalent benefits from a new employer or reaches retirement age (in which case the terms of any retirement plan shall apply), and to the extent that such payment and/or any other payments which he has the right to receive from the Company would constitute, alone or in the aggregate, an "excess parachute payment" under Section 280G of the Internal Revenue Code, payment by the Company of any excise tax imposed on such payments and any taxes due as the result of the Company's payment of such excise tax and other taxes. "Good reason" will exist for an officer to terminate his own employment without losing his entitlement to such benefits if, without the officer's prior written consent, his job status, positions or responsibilities are reduced or otherwise inconsistent with those prior to the change in control, his salary or benefits are reduced from pre-change in control levels or he is required to relocate from, or be based anywhere other than the metropolitan area where his office is located prior to the change in control. The events constituting a "change in control" following which the letter agreement's severance provisions apply are events of a nature which the Company would be required to report in its filings with the SEC, including, without limitation,
(a) the acquisition by any person, entity or group of beneficial ownership of 15% or more of the combined voting power of the Company's securities in the election of directors, (b) liquidation of all or substantially all of the Company's assets or a merger, consolidation or reorganization in which neither the Company nor any entity in which the Company's stockholders own at least 50% of the voting power is the surviving entity, and (c) the current directors of the Company, or persons approved by them to succeed them, ceasing to constitute at least a majority of the Board; provided that any of the foregoing events shall not constitute a "change in control" if the officer or a group of which he is a part acquires, directly or indirectly, 15% or more of the combined voting power of the Company's securities.

     Each of the Employee Option Plan, Aironet Option Plan and Restricted Stock Plan under which one or more of the Company's executive officers have received a grant or award provide for the cancellation or forfeiture of then unvested stock options or restricted stock, and a limited, 30-day post-termination period for exercising his then vested stock options (generally extended to three months in the case of retirement, six months in the case of death and one year in the case of disability), in the event the recipient ceases to be employed by or an advisor to the granting or awarding entity, subject to the acceleration of vesting and/or the extension of the post-termination exercise period by the administering authority in its discretion. In the event of a "change in control" of the issuing entity, each of the Plans provides that, except as otherwise determined at the time by the board of directors of the issuing entity, all grants and awards then outstanding thereunder shall become fully vested, and the Employee Option Plan and the Aironet Option Plan further provide that, except as otherwise determined at the time by the applicable board of directors, a cash payment shall be made to the holders of outstanding options equal to the amount by which (i) the highest price paid or offered in any transaction related to the "change in control", or at which the underlying stock has traded on any securities market, within the preceding 60 days, as determined by the board, exceeds (ii) the exercise price. The Employee Option Plan and the Restricted Stock Plan define "change in control" to mean (1) the acquisition by any person, entity or group of beneficial ownership of 50% or more of the combined voting power of the issuing entity's then outstanding securities, or (2) the consummation of a transaction requiring stockholder approval and involving the sale of all or substantially all of the assets, or a merger or consolidation, of the issuing entity; "change in control" is defined under the Aironet Option Plan, as in effect prior to the March 30, 1998 amendment thereof, and by which pre-amendment terms such options continue to be governed, to also occur upon any person, entity or group acquiring 15% or more of the combined voting power of Telxon's then outstanding securities.

EMPLOYEE STOCK OPTIONS

     The following tables provide information with respect to options granted to, and exercises by, the persons indicated during Fiscal 1998 and the value of unexercised options held by such persons at the end of Fiscal 1998.

                          OPTION GRANTS IN FISCAL 1998

                                       INDIVIDUAL GRANTS
                                       -----------------
                                          PERCENT OF
                                             TOTAL
                                            OPTIONS
                                          GRANTED TO                                      GRANT
                           OPTIONS         EMPLOYEES          EXERCISE                     DATE
                           GRANTED         IN FISCAL           PRICE        EXPIRATION   PRESENT
         NAME            (SHARES)(1)         1998          (PER SHARE)(2)      DATE      VALUE(3)
         ----            -----------   -----------------   --------------   ----------   --------
Frank E. Brick.........        --(4)          --                   --             --           --
James G. Cleveland.....        --(4)          --                   --             --           --
Dan R. Wipff...........        --(4)          --                   --             --           --
Kenneth W. Haver.......    25,000(4)           4%              $25.31        10/4/05     $297,178
David D. Loadman.......        --             --                   --             --           --

---------------

(1) The option grant shown in the body of the table was made under the Employee Option Plan for the purchase of the indicated number of shares of Telxon Common Stock and becomes exercisable as to one-third of the underlying shares on a cumulative basis on each of the first three anniversaries of its October 4, 1997 grant date.

(2) The exercise price shown in the body of the table is equal to the closing sale price for the Common Stock as reported on the Nasdaq NNM for the last trading day prior to the grant date specified in footnote (1).

(3) Present value of the option as of the date of its grant, calculated using the Black-Scholes option valuation model under the following assumptions:
    (a) based upon the Company's review of historical data concerning the exercise by employees of options for Shares granted under the Company's stock option plans and survey data concerning the experience of other companies, an executive may typically be expected to hold an option with a stated term of eight years (as in the case of the option granted to Mr. Haver under the Employee Option Plan during Fiscal 1998 shown in the above table) for five years prior to exercise; (b) a stock price volatility of 44.66% (based on the changes in the market price for Shares over the five fiscal year period ended March 31, 1998, the length of which period corresponds to the expected holding period assumed in (a) above); (c) an interest rate of 5.85% (based on the published yield as of the grant date of Treasury securities at "constant maturity" as interpolated by the U.S. Treasury for a five-year maturity, corresponding to the assumed holding period); and (d) a continuation of the $0.01 per Share annual dividend historically paid by the Company.

(4) On March 30, 1998, the Aironet Board of Directors approved the granting of a pool of options to purchase an aggregate of 300,000 shares of Aironet common stock to, and to be allocated among, Telxon employees serving as advisors to Aironet, as designated by Telxon's Chief Executive Officer. Each option grant will vest as to one-third of the underlying shares on a cumulative basis on each of March 30, 1999, 2000 and 2001, becoming exercisable upon, but only after, (i) an underwritten registered public offering by Aironet of its common stock at a price of at least $8 per share netting proceeds of at least $8 million to Aironet or (ii) a "change in control" of Aironet (for the definition of such an event for purposes of the Aironet Option Plan and a description of certain other effects of such an event, see the discussion under "Employment Agreements and Termination of Employment Arrangements" above), have an exercise price of $3.50 per share (corresponding to the negotiated arm's-length price paid by third party investors purchasing a minority position in Aironet common stock in a contemporaneous private placement) and expire March 30, 2008, subject to earlier termination in the event the grantee ceases to serve as an advisor to Aironet. In April 1998, subsequent to the end of the most recent fiscal year required to be disclosed in this Summary Compensation Table, the pool was fully allocated, based on a review of the designated recipients and the allocation among them by Telxon's Board of Directors, pursuant to which the following named executive officers received options for the respective number of shares of Aironet common stock, with the stated percentage representing that which the respective grant bears to the total number of options granted through the pool to Telxon officers and employees and to all other Aironet employees, directors and advisors under the Aironet Option Plan during Fiscal 1998: Mr. Brick, 70,000 shares (14%); Mr. Cleveland, 40,000 shares (8%); Mr. Haver, 50,000 shares (in addition to the 25,000 share Telxon stock option shown for him in the body of the table) (10%); and Mr. Wipff, 20,000 shares (4%).

    Although there has not been a trading market for Aironet common stock, there is only a limited history of exercises under the Aironet Option Plan and exercisability of the options described in this footnote (4) are subject to the preconditions described in the preceding paragraph, present values of these options as of the date of its grant can be calculated using the Black-Scholes option valuation model under the following assumptions utilized by Aironet in the preparation of the disclosures in its separate audited financial statements under Financial Accounting Standards No. 123 ("FAS 123"): (a) though reflective of the terms of the minority investment made by third party investors in the March 1998 private placement of Aironet common stock made contemporaneously with these option grants and not necessarily representative of the per share price that would exist were there (which there neither then was nor currently is) a regular trading market for such stock, the $3.50 per share private placement price is assumed as the value of the underlying Aironet common stock; (b) given the limited history of exercises under the Aironet Option Plan, the same five year period adopted by Telxon as discussed in footnote (3) above is used as the period for which executives may be expected to hold these options prior to exercise; (c) stock price volatility of 56%; (d) an interest rate of 5.54% (based on the published yield as of the grant date of Treasury Strips maturing as of the end of the holding period assumed in (b) above in this paragraph); and (e) no dividends are paid by Aironet during that assumed holding period. Based on those assumptions, the calculated grant date present values of these Aironet stock options would be as follows: Mr. Brick, $132,258; Mr. Cleveland, $75,576; Mr. Haver, $94,470; and Mr. Wipff, $37,788.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1998
                                      AND
                         FISCAL YEAR-END OPTION VALUES

                           EXERCISES DURING
                             FISCAL 1998                              FISCAL YEAR-END
                        ----------------------   ----------------------------------------------------------
                         SHARES                           NUMBER OF                VALUE OF UNEXERCISED
                        ACQUIRED                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS(2)
                           ON         VALUE      ---------------------------    ---------------------------
         NAME           EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
         ----           --------   -----------   -----------   -------------    -----------   -------------
Frank E. Brick........       --           --       416,666+       83,334+(3)    $4,845,823      $991,677
James G. Cleveland....       --           --        84,332+       75,668+(3)    $  799,326      $554,175
Dan R. Wipff..........   11,519     $139,668        10,833+       10,417+(3)    $  114,997      $106,253
Kenneth W. Haver......       --           --        75,664+       74,336+(3)    $  743,477      $523,273
David D. Loadman......       --           --        83,925+       67,765+       $  843,160      $514,156
                             --           --        40,000*       20,000*       $   65,600(4)   $ 32,800(4)

---------------

  + Options for the purchase of the indicated number of shares of Telxon Common
    Stock granted to the named executive officer pursuant to the Employee Option Plan.

  * Option for the purchase of the indicated number of shares of common stock of the Company's Aironet subsidiary granted to Mr. Loadman as an advisor to Aironet pursuant to the Aironet Option Plan.

(1) Excess of the closing price for the Telxon Common Stock as reported on the Nasdaq NNM for the last trading day prior to the date of exercise over the exercise price, multiplied by the number of Shares acquired upon exercise.

(2) Aggregate fair market value, based on the amount by which the closing sale price for Telxon Common Stock as reported on the Nasdaq NNM for March 31, 1998 exceeded the exercise price, of all unexercised "in-the-money" (fair market value per Share in excess of exercise price) Telxon stock options then held. See footnote (4) below regarding the valuation of Aironet stock options.

(3) In addition to his holdings of Telxon stock options as of the end of Fiscal 1998 as shown in the body of the table, the named executive officer, as an advisor to Aironet, received an option to purchase Aironet stock pursuant to an option pool established under the Aironet Option Plan during Fiscal 1998 as described in footnote (4) of the table of Option Grants in Fiscal 1998 above. See footnote (4) below regarding the valuation of Aironet stock options.

(4) Consistent with the assumptions made by Aironet in the FAS 123 calculations discussed in footnote (4) to the table of Option Grants in Fiscal 1998 above and subject to the qualifications there noted, the value of Aironet common stock as of March 31, 1998 is assumed to be $3.50 per share. Since such assumed price is equal to the exercise price of the Aironet stock options described in footnote (3) immediately above, those stock options were not "in the money" as of the time of the creation of the option pool at the end of Fiscal 1998.

                           RELATED PARTY TRANSACTIONS

     In August 1995, the Company announced a program of providing key Telxon employees with a long-term incentive opportunity to purchase stock in its technology subsidiaries, thereby encouraging them to support the development of the subsidiaries and their businesses with the same effort and dedication as in their service to Telxon so as to more closely align their objectives with the long-term goals of the Company as a whole. Such investments are subject to certain risks and restrictions and are based on outside opinions of the issuing subsidiary's market value. During the fiscal year ended March 31, 1996 ("Fiscal 1996") the Company sold shares of common stock in its Metanetics Corporation subsidiary ("Metanetics") under the program at a price per share equal to that paid in a contemporaneous sale negotiated at arm's length with a third party investor. Certain of those program purchases, including that of Frank E. Brick, the Company's President and Chief Executive Officer and a director, were made with loans approved by the Telxon Board of Directors, due September 30, 1998, bearing interest at eight percent per annum and secured by the stock purchased with the loan proceeds. The original principal amount of Mr. Brick's loan, which remains outstanding in full, was $16,618, and the largest amount of indebtedness thereunder (principal plus accrued interest) outstanding during Fiscal 1998 was $19,280 and with additional interest increased at June 30, 1998 to $19,612. Mr. Brick currently owns 0.8%, and the Company currently owns 60.3%, of Metanetics' outstanding common shares.

     In December 1993 and January 1994, Mr. Brick received loans of $75,985 and $58,000, respectively, from the Company, for his use in payment of withholding and estimated tax obligations incurred with respect to the 25,000 Share portion of the 50,000 Shares awarded to him in October 1993 under the Restricted Stock Plan with respect to which he had elected under the applicable regulations under the Internal Revenue Code to be taxed as of the time of the award. The loans are secured by the restricted stock and originally bore interest at two percent in excess of the prime rate, adjusted quarterly. In January 1997, Mr. Brick borrowed an additional $30,932 from the Company for his use in the payment of his tax obligations with respect to 5,000 additional Shares of his restricted stock award which vested during Fiscal 1997 but were not included in his earlier tax election. While Mr. Brick repaid the tax loans in full in July 1997, they were subsequently readvanced to him, and in December 1997 he borrowed an additional $52,082 for his use in the payment of his tax obligations with respect to 10,000 additional Shares of his restricted stock award which vested during Fiscal 1998 but were not included in his earlier tax election. All of the Fiscal 1998 borrowings, which bear interest at a rate of one percent in excess of the prime rate, remain outstanding in full. The largest aggregate amount of indebtedness (principal and accrued interest) outstanding during Fiscal 1998 under these tax loans was $279,930 and with additional interest increased at June 30, 1998 to $285,431.

     In November 1997, Dan R. Wipff, the President and Chief Executive Officer of the Company's Telxon Products manufacturing division, received a $120,000 personal loan from the Company. The loan is due November 30, 2000, bears interest at a rate of one percent in excess of the prime rate and remains outstanding in full. The largest aggregate amount of indebtedness (principal and accrued interest) outstanding during Fiscal 1998 under the loan was $124,002 and with additional interest increased at June 30, 1998 to $126,903.

     In connection with the consolidation and relocation of the Company's engineering and research and development functions from Akron, Ohio to the Company's new World Technology Center in The Woodlands, Texas (north of Houston), the Company made interest free bridge loans aggregating $140,000 in principal amount to David L. Loadman, the Company's Senior Vice President, Global Product and Systems Development, and Chief Technical Officer, in July 1997 to assist him in the relocation of his family. The loans are due December 31, 1998. Since the end of Fiscal 1998, payments and credits for unreimbursed relocation costs have reduced the outstanding balance of these loans to $71,291.

     In December 1995, 1996 and 1997, the Company made loans of $8,019, $4,192 and $5,706, respectively, to Mr. Loadman for his use in the payment of his tax obligations with respect to the three 1,000 Share installments of his restricted stock award which vested during Fiscal 1996, 1997 and 1998. These borrowings, bearing interest at a rate of one percent in excess of the prime rate, remain outstanding in full. The largest aggregate amount of indebtedness (principal and accrued interest) outstanding during Fiscal 1998 under these tax loans was $19,584 and with additional interest increased at June 30, 1998 to $19,969.

     During Fiscal 1998, the Company paid to the law firm of Goodman Weiss Miller LLP, of which Robert A. Goodman, a director and Secretary of the Company, is senior partner, $1,691,226 for legal services and $159,539 in reimbursement of expenses. It is anticipated that payments will continue to be made to said firm in the future for additional services. In addition, in January 1998, the Company entered into a letter agreement engaging the law firm to represent the Company in any potential change in control transaction involving the Company. The firm would provide the full range of services reasonably associated with such a transaction which it is in a position to provide, with Mr. Goodman and his partner, Steven J. Miller, to be primarily responsible for and involved in the engagement. In recognition of the magnitude of the time commitment that would be involved in such an event and the intensity and duration of such an engagement, and the significance of the firm's role and the importance of its expertise and its contribution to the results obtained, the agreement contemplates that the fees payable to the firm in respect of such services would include a value added component of approximately $1.5 million in addition to customary hourly time charges. This letter agreement becomes inoperative, however, in the event that the consulting agreement described in the next paragraph becomes effective prior to the commencement of a change in control transaction to which this letter agreement would otherwise apply.

     In January 1998, the Company, in order to assure itself of the continued availability to it of Mr. Goodman's legal services, entered into a letter agreement with Mr. Goodman in which he has agreed to provide advice to the Company on a non-exclusive basis regarding legal matters relating to the Company's business after he ceases full-time practice with his law firm. The consulting engagement will not take effect until the earliest of the date Mr. Goodman withdraws from his current law firm, becomes "of counsel" thereto, or the date on which Mr. Goodman's firm ceases to be the Company's primary outside counsel and will expire on the tenth anniversary of the commencement date, unless sooner terminated in accordance with the consulting agreement. Consulting fees of $150,000 per annum (the "Consulting Payments") will be paid by the Company over the term of the agreement, along with reimbursement of reasonable expenses incurred by Mr. Goodman. Earlier termination may occur (1) by Mr. Goodman for "Good Reason", defined as a material breach of the agreement by the Company which is not cured within ten (10) business days of receipt by the Company of written notice, (2) by the Company for "Cause", defined as a material breach of the agreement by Mr. Goodman which is not cured within ten (10) business days of receipt by Mr. Goodman of written notice, (3) by death or disability of Mr. Goodman or (4) by a "Change in Control" of the Company. For purposes of the consulting agreement, the occurrence of any of the following shall constitute a "Change in Control": (i) the acquisition, directly or indirectly, of at least 30% of the outstanding common stock of, or voting power in, the Company calculated on a fully diluted basis; (ii) a merger or consolidation of the Company with any company other than one in which the Company then owns at least a majority of the outstanding common stock or voting power; (iii) a sale (whether in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) any recapitalization, restructuring or liquidation of the Company; or (v) events during any period of two consecutive years as a result of which individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this clause (v), each director who is first appointed or elected by the Board or whose nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consulting agreement or whose appointment, election or nomination was previously so approved or recommended will be deemed to have been a Director of the Company at the beginning of such period. In the event of a termination by Mr. Goodman for Good Reason or termination because of death, disability or the occurrence of a Change in Control, Mr. Goodman is entitled to a lump sum cash payment of the unpaid balance of the Consulting Payments, payable within 10 days of such termination. If the Company terminates the consulting agreement for Cause, Mr. Goodman is entitled to no further compensation under the consulting agreement. The consulting agreement will also be of no effect if the consulting period has not commenced prior to the commencement of a change in control transaction to which the letter agreement described in the preceding paragraph applies.

                            STOCK PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns during the five fiscal year period ended March 31, 1998 for the Company, the S&P 500 Index and the S&P High-Tech Composite Index assuming an initial investment of $100 and the reinvestment of all dividends when received. The information presented should not be interpreted as being necessarily indicative of future performance.

                         TOTAL RETURNS TO SHAREHOLDERS

                                                                       S&P HIGH-
                                                                          TECH
               MEASUREMENT PERIOD                      TELXON          COMPOSITE          S&P 500
             (FISCAL YEAR COVERED)                  CORPORATION          INDEX             INDEX
MAR-93                                                      100.00            100.00            100.00
MAR-94                                                      126.35            117.62            101.47
MAR-95                                                      148.97            148.84            117.27
MAR-96                                                      212.91            200.95            154.92
MAR-97                                                      152.90            271.66            185.63
MAR-98                                                      265.79            410.57            274.73

                                STOCK OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of the outstanding Shares, as of June 30, 1998, by all directors of the Company, by the executive officers of the Company named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. Based on the most recent information available to the Company, the Company believes that there are not currently any stockholders who beneficially own more than five percent of its outstanding Shares.

                                                        SHARES BENEFICIALLY OWNED
                 NAME AND ADDRESS(1)                    --------------------------
                 OF BENEFICIAL OWNER                     NUMBER      PERCENTAGE(2)
                 -------------------                    ---------    -------------
Richard J. Bogomolny..................................     76,666(3)        *
Frank E. Brick........................................    487,483(4)      2.9%
James G. Cleveland....................................     98,929(5)        *
John H. Cribb.........................................     27,500(6)        *
Robert A. Goodman.....................................    107,190(7)        *
Kenneth W. Haver......................................     90,730(8)        *
David D. Loadman......................................    104,355(9)        *
Raj Reddy.............................................     88,600(10)        *
Norton W. Rose........................................     80,500(11)        *
Dan R. Wipff..........................................     86,502(12)        *
All directors and executive officers as a group
  (11 persons)........................................  1,263,787(13)      7.4%

---------------

    * less than 1 percent

 (1) The address for the named individuals is 3330 West Market Street, Akron, Ohio 44333.

 (2) Computed based upon the 16,111,215 Shares outstanding as of June 30, 1998, as adjusted with respect to the Shares which may be acquired within 60 days (measured from June 30, 1998) by exercise of options by the person(s) whose percentage ownership is being computed.

 (3) Includes 26,666 Shares which he may acquire within 60 days by exercise of options.

 (4) Includes 433,333 Shares which he may acquire within 60 days by exercise of options. Also includes 10,000 Shares awarded to Mr. Brick under the Restricted Stock Plan which will vest on October 27, 1998, provided that he is then employed by the Company, and are subject to transfer restrictions during the vesting period.

 (5) Includes 96,999 Shares which he may acquire within 60 days by exercise of options.

 (6) Includes 1,000 Shares owned by Mr. Cribb's wife as to which Shares Mr. Cribb disclaims beneficial ownership and 17,500 Shares which he may acquire within 60 days by exercise of options.

 (7) Includes 8,900 Shares owned by Mr. Goodman's wife as to which Shares Mr. Goodman disclaims beneficial ownership and 85,000 Shares which he may acquire within 60 days by exercise of options.

 (8) Includes 86,665 Shares which he may acquire within 60 days by exercise of options and 997 Shares (rounded) allocated to Mr. Haver's account under the Company's 401(k) plan. Also includes 2,000 Shares awarded to Mr. Haver under the Restricted Stock Plan, 1,000 of which have vested since June 30, 1998, with the remaining Shares vesting on July 17, 1999, provided that he is then employed by the Company, and being subject to transfer restrictions during the vesting period.

 (9) Includes 98,355 Shares which he may acquire within 60 days by exercise of options. Also includes 2,000 Shares awarded to Mr. Loadman under the Restricted Stock Plan, 1,000 of which have vested since June 30, 1998, with the remaining Shares vesting on July 17, 1999, provided that he is then employed by the Company, and being subject to transfer restrictions during the vesting period.

(10) Includes 66,000 Shares which he may acquire within 60 days by exercise of options.

(11) Includes 70,000 Shares which he may acquire within 60 days by exercise of options.

(12) Includes 14,583 Shares which he may acquire within 60 days by exercise of options.

(13) Includes 1,004,433 Shares which may be acquired within 60 days by exercise of options and 16,000 Shares awarded under the Restricted Stock Plan, of which 2,000 Shares have vested since June 30, 1998, and provided the respective awardees are then employed by the Company, 10,400 Shares will vest during the remaining portion of Fiscal 1999; 2,400 Shares will vest in the fiscal year ending March 31, 2000, and 400 Shares will vest in each of the fiscal years ending March 31, 2001 through 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers and directors with respect to Fiscal 1998 were complied with, except that Len Abeita, a former reporting officer, was late in filing his initial ownership report and each of Dr. Raj Reddy, one of the directors, and Gary Grand, a reporting officer, were late in filing a transaction report for his exercise of a Company stock option and, in the case of Mr. Grand's exercise, which was made on a broker-assisted cashless basis, the related sale of the option shares. The Company does not believe it had any greater than ten percent beneficial owners at any time during Fiscal 1998 based on its records and because it has not received copies of, and is not otherwise aware of, any filings by any such beneficial owner with the SEC under Section 13 or 16(a) of the Exchange Act.

                     2. STOCKHOLDER TAKEOVER BYLAW PROPOSAL

     Mr. Wyser-Pratte has given notice that he will propose adoption of a bylaw that would, among other things, (i) permit stockholders owning 10% in interest of the Company to call a special meeting of stockholders at which a stockholder vote will be taken to determine whether an acquisition proposal is in the stockholders' best interests, and (ii) require the Company's Board of Directors to redeem the rights (the "Rights") issued under the Company's stockholder rights plan (the "Rights Plan") upon such a determination that such acquisition proposal is in the stockholders' best interests. According to the Wyser-Pratte Proxy Materials, Mr. Wyser-Pratte's proposal in this regard (the "Takeover Proposal") is as follows:

          "RESOLVED, that the Shareholders hereby amend the Company's Bylaws (i) by adding the words, "Except as provided in Article X," to the beginning of
     Article I, Section 3(ii) by changing the existing first word of Article I,
     Section 3 from "Special" to "special" and (iii) by adding a new Article X, which shall read as follows:

                                   ARTICLE X
                       TREATMENT OF ACQUISITION PROPOSALS

             Section 1. Notwithstanding anything in these Bylaws to the contrary, following the public announcement of any Acquisition Proposal, stockholders owning 10% in interest of the voting shares of the Corporation may call, by written notice to the Secretary of the Corporation at the Corporation's principal place of business, a special meeting of stockholders of the Corporation at which a stockholder vote shall be taken to determine whether the Acquisition Proposal is in the stockholders' best interests. The date for such special meeting shall not be less than ten nor more than ninety days after the date such special meeting is duly called by such stockholders. "Acquisition Proposal" means any offer or proposal, made in writing by press release, letter to the Corporation or its shareholders or any other means, to acquire the Corporation or all of its shares, for cash or securities or any other consideration or combination thereof, by means of merger or other business combination and/or acquisition of shares, including, without limitation, any tender offer or exchange offer which is part of such offer or proposal and including any amendments to such offer or proposal; provided, however, that if any such offer or proposal is amended in any respect after shareholders have duly called a special meeting in accordance with this Article X but before the date of such special meeting, then such special meeting shall be held in accordance with the time limit prescribed by this Article X and Article Sixth, Paragraph B of the Corporation's certificate of incorporation based on the date on which shareholders gave the written notice requiring such meeting to be held, but the Acquisition Proposal considered and voted upon by the shareholders at such special meeting shall give effect to all such amendments.

             Section 2. If the stockholders determine at such special meeting by the affirmative vote of a majority in interest of the shares represented and entitled to vote at the meeting that the Acquisition Proposal is in the best interests of stockholders, then the Acquisition Proposal shall be deemed to be "friendly" rather than "hostile" and the board of directors shall Withdraw the Poison Pill with respect to such Acquisition Proposal. "Withdraw the Poison Pill" shall mean: redeem the outstanding rights under the Rights Agreement between the Corporation and Key National Association, as Rights Agent, or take other action so that the existence of such rights does not interfere with the consummation of such Acquisition Proposal or any acquisition of the Company's shares which forms a part of such Acquisition Proposal.

             Section 3. If any particular provision of this Article X be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable so that the provisions of this Article X are enforced to the maximum extent possible.

             Section 4. This Article X may not be altered or repealed except by a unanimous board vote of all the directors then in office or by the shareholders."

     YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE AGAINST THIS "TAKEOVER PROPOSAL," WHICH IS DESIGNATED IN THE PROXY AS PROPOSAL 2, FOR THE FOLLOWING REASONS.

     If approved, the Takeover Proposal would give a stockholder owning ten percent of the Company's Shares the unilateral power to force the Company to hold a special meeting to advance the stockholder's own takeover agenda, at the expense of the Company and its other stockholders. The Takeover Proposal does not require an offer to meet any criteria, objective or otherwise, in order to be considered at a special meeting, and would therefore compel the Company to hold a special meeting to consider any acquisition proposal, no matter how frivolous or self-serving. The Company's obligation to hold a special meeting (with the resulting expenses and associated diversion of management attention and resources) would exist even in instances where the Company's Board of Directors and an overwhelming majority of its stockholders believe the acquisition proposal is contrary to the best interests of the Company and its stockholders as a whole.

     In addition, the Company believes that the Board of Directors should not be forced to redeem the Rights issued under the Company's Rights Plan in circumstances where the Board determines that such an action would be contrary to the best interests of the Company and its stockholders. The Rights Plan is designed to deter coercive takeover tactics and to otherwise encourage potential acquirors to negotiate directly with the Company's Board of Directors. Your Board of Directors believes that it is in the best position to negotiate with a potential acquiror of the Company on the stockholders' behalf, to evaluate the adequacy of any potential offer and to protect stockholders against potential abuses during a takeover, such as partial and two-tiered tender offers and creeping stock accumulation programs, which do not treat all stockholders fairly and equally. The Rights Plan provides the Board with the requisite time and flexibility to negotiate on behalf of all of the Company's stockholders, thereby enhancing the Board's ability to negotiate the highest possible bid from a potential acquiror, to develop alternatives which may better maximize stockholder value, to preserve the long-term value of the Company for its stockholders, and to ensure that all stockholders are treated fairly and equally. The Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all stockholders, nor is it intended as a deterrent to a stockholder's initiation of a proxy contest.

     All of the Company's directors are especially sensitive to their fiduciary duties under Delaware law which requires that they act in the best interest of the Company and all of the Company's stockholders. In contrast, the Company believes that Mr. Wyser-Pratte is motivated only by his desire to seek short-term gain and publicity, and has little or no consideration for whether other Company stockholders receive fair value for their investment.

     Apart from its belief that Mr. Wyser-Pratte's proposal is ill-advised, against the best interests of the Company's stockholders and grounded in Mr. Wyser-Pratte's self-interest, the Company believes that the bylaw amendment included in the Takeover Proposal is legally invalid. After consultation with, and based on the advice of, its Delaware special legal counsel, the Company believes that a Delaware court presented with the question of the validity of the Takeover Proposal would hold that it is invalid and unenforceable under Delaware law, although there is no controlling precedent directly on point.

     Mr. Wyser-Pratte's Takeover Proposal should be invalid under Delaware law because Section 141(a) of the DGCL clearly and unambiguously states that a corporation's business and affairs must be managed by or under the direction of a board of directors except as provided in the company's certificate of incorporation. Under the bylaw amendment included in the Takeover Proposal, the Board would be stripped of its important obligation to determine whether an acquisition proposal is in the best interests of the Company and its stockholders, and whether to take action in response to an inadequate or otherwise threatening proposal. Mr. Wyser-Pratte would have the stockholders determine whether the acquisition proposal is "friendly" and obligate the Board to redeem the Rights based on the decision of the stockholders. Thus, the Takeover Proposal could require the Company to redeem the Rights even under circumstances where the Board of Directors may believe that it is in the best interests of the Company and the stockholders to maintain the Rights Plan intact. In short, because Mr. Wyser-Pratte's Takeover Proposal would limit the ability of the Board to manage the business and affairs of the Company, the Takeover Proposal is an impermissible restriction on the Board's authority and responsibility and should be held to be invalid under Delaware law.

     The bylaw amendment included in the Takeover Proposal should also be invalid under the DGCL because it is a restriction on the Board of Directors and, as such, must be set forth in the

Company's Charter in order to be legally valid. Section 109 of the DGCL provides that the bylaws of a corporation may contain any provision "not inconsistent with law" regarding, among other things, the powers of directors. This provision should be construed in a manner consistent with the provisions of Section 141(a) of the DGCL mandating that a restriction or limitation on the authority of the board of directors appear in the certificate of incorporation. Any other construction would risk evisceration of Section 141(a) in a manner that could permit complete abridgment of management power by the stockholders through a series of bylaws. The Takeover Proposal bylaw would mandate the Company's responses to an acquisition proposal thereby delegating the determination of whether an acquisition proposal is in the best interests of the stockholders to the stockholders themselves. Such a limitation on a board of directors' powers would have to be included in the company's certificate of incorporation in order to be valid under the DGCL. Therefore, it is the Board's belief, after consultation with, and based upon the advice of, the Company's special Delaware counsel, that a bylaw to such effect likely would be held to be invalid under Delaware law.

     Finally, Section 157 of the DGCL vests the power to adopt a rights plan in the directors, and not the stockholders. After consultation with, and based upon the advice of, the Company's special Delaware counsel, it is the Board's belief that a bylaw adopted by stockholders purporting to limit that power, such as that included in the Takeover Proposal, would be contrary to Delaware law.
Section 157 of the DGCL provides that "subject to any provisions in the certificate of incorporation," corporations may create and issue rights to be evidenced by such instruments "as shall be approved by the board of directors." Rights plans have been upheld by the Delaware courts to be legally authorized by
Section 157 of the DGCL and as a proper exercise of the directors' business judgment. Like Section 141(a) of the DGCL, the only relevant exception to the Board's authority to issue rights is a provision in the certificate of incorporation limiting such power. Absent such a provision, it is the board of directors, not the stockholders, that has sole authority with respect to rights plans. Because Section 157 of the DGCL vests the power to adopt a rights plan in the directors, and not the stockholders, a bylaw (as distinguished from a provision in the certificate of incorporation) adopted by stockholders purporting to limit that power, such as that included in the Takeover Proposal, would be contrary to Delaware law.

     The Company has filed a complaint against Mr. Wyser-Pratte and Wyser-Pratte & Co., Inc. seeking a declaratory judgment that the Takeover Proposal is invalid. See "CERTAIN LITIGATION" below.

                 3. STOCKHOLDER BOARD UNANIMITY BYLAW PROPOSAL

     Mr. Wyser-Pratte has given notice that he will propose the adoption of a bylaw that would require a unanimous vote of all directors then in office in order to take certain "Defensive Actions" unless such actions are approved by the Company's stockholders. According to the Wyser-Pratte Proxy Materials, Mr. Wyser-Pratte's proposal in this regard (the "Board Unanimity Proposal") is as follows:

          "RESOLVED, that the Shareholders hereby amend the Company's Bylaws by adding a new Article X, which shall read as follows:

             Notwithstanding any provision to the contrary contained in these Bylaws, the unanimous vote of all the directors then in office shall be required to approve any Defensive Action by the board of directors, provided, however, that any such Defensive Action may be authorized by the vote of a majority of the directors present at a meeting at which a quorum is present if such authorization is ratified by the affirmative vote of a majority in interest of the shares represented and entitled to vote at the meeting. Defensive Action shall mean: any action by the board with the purpose or effect, in whole or in part, of impeding a change in control of the Company or increasing the board's power to impede such a change in control in the future, including without limitation (1) a decision by the board not to redeem the outstanding Rights (the "Rights") under the Amended and Restated Rights Agreement between the Company and Key National Association, as Rights Agent (the "Poison Pill") or not to take other action so that the existence of such Rights does not interfere with the acquisition of the Company's shares or an offer to acquire such shares, (2) the extension of the expiration date of the Poison Pill past July 31, 2006 or the addition of a "Dead Hand" provision to such Pill, (3) the expenditure of any corporate funds on a proxy contest against a shareholder of the Company (including litigation in connection with such proxy contest), unless the Company agrees to reimburse all such costs incurred by such shareholder if 10% of the Company's shares are voted in favor of any of such shareholder's proposals or (4) the amendment of the Shareholders Interests Protection Bylaw: provided, however, that subject to clauses
        (2), (3) and (4) of this sentence, if an offer is made to acquire the Company or all of the Company's shares, and the Board determines in accordance with applicable law that such offer will maximize the company's value at a sale for the shareholders' benefit, no action taken by the Board to facilitate such offer shall be a Defensive Action. A "Dead Hand" provision shall mean: any provision of the Rights agreement between the Company and Key National Association, as Rights Agent, or any related document (the "Poison Pill") that limits in any way the voting power of directors elected after a certain date or event on matters relating to the Poison Pill, compared to either the voting power of directors elected prior to such date or event or the voting power of directors elected on the recommendation of directors elected prior to a specified date or event."

     YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE AGAINST THIS "BOARD UNANIMITY PROPOSAL," WHICH IS DESIGNATED IN THE PROXY AS PROPOSAL 3, FOR THE FOLLOWING REASONS.

     The Board of Directors believes that this proposal is ill-advised because it could result in situations in which the Board would be prevented from taking action even though a clear majority on the Board believed the action being considered was in the best interests of the Company and its stockholders. As Mr. Wyser-Pratte acknowledges in the Wyser-Pratte Proxy Materials, "[if] this bylaw is adopted and Professor Macey is elected to the board, Professor Macey's vote would be required to approve any Defensive Action by the board." The Board of Directors believes that, in all events, it is inappropriate and inadvisable to give any single board member a veto power over the Board's decisions. More specifically, the Board of Directors believes it is irresponsible to vest in a single director the power unilaterally to paralyze the Board from taking defensive action in the context of an unsolicited takeover proposal. Mr. Wyser-Pratte's proposed bylaw would enable stockholders having only a small minority of the shares to seize negative control of the Company in takeover matters, through the simple expedient of electing (by cumulative voting) only a single director at a meeting of stockholders, which director could then block actions of the Board of Directors necessary to protect the Company and the substantial majority of its stockholders.

     The Board also believes that the unanimity requirement is inadvisable because the scope of the matters subject to its requirements is unclear and could create undesirable uncertainty as to whether the unanimity requirement applied to a particular action. The bylaw defines "Defensive Action" to include, with certain exceptions, "any action with the purpose or effect, in whole or in part, of impeding a change in control of the Company or increasing the board's power to impede such a change in control in the future." The Board believes that almost any significant corporate action could be said to have some effect on the possibility of a change of control, and therefore virtually any business matter with which Mr. Wyser-Pratte's nominee (if elected) or any other single director disagreed could be subject to challenge as not having met the requirement of the bylaw.

     In addition, the Board believes that Mr. Wyser-Pratte's proposed unanimity requirement, as drafted, procedurally could prevent the Board from taking action even when there is no disagreement among the directors regarding the "Defensive Action" in question. For example, because the unanimity requirement is expressed in terms of all members of the Board "then in office," the Board would be paralyzed if one or more directors were unable to participate in the Board meeting. Similarly, the unanimity requirement could prevent action from being taken when one or more directors felt it necessary to abstain from voting on a particular matter, for example because of a personal interest in the matter. The Board believes it is highly imprudent to put in place such a procedural requirement that could disable the Board from acting merely because of unavoidable absence, or the appropriate abstention, of a single director.

     The Board of Directors further believes the Board Unanimity Proposal is inadvisable because it includes within the scope of "Defensive Actions" subject to the unanimity requirement "the expenditure of any corporate funds on a proxy contest against a shareholder of the Company (including litigation in connection with such proxy contest), unless the Company agrees to reimburse all such costs incurred by such shareholder if 10% of the Company's shares are voted in favor of any of such shareholder's proposals." The Board believes such a requirement would impermissibly interfere with its responsibility to exercise its business judgment concerning the propriety of expenditures by the Company. The Board also believes that it is not appropriate to give a proponent an automatic claim to the Company's assets to fund litigation against the Company and other activities in connection with a proxy contest based on a mere 10% vote in favor of a proposal opposed by the Board.

     The Board of Directors does not believe that the Board Unanimity Proposal is rendered acceptable merely because it permits action to be taken by a less than unanimous Board vote if the action is ratified by the Company's stockholders. First, such a requirement to obtain stockholder approval could improperly interpose a decision by stockholders in a matter properly the responsibility of the Board of Directors. Second, the extensive time necessary to obtain stockholder approval, including preparation of proxy materials, review by the SEC, printing, mailing and allowing an adequate time for solicitation, could in many circumstances mean that action could not be taken in time for it to be effective. This is especially the case with respect to action on matters that might be viewed as defensive because there could well be circumstances beyond the control of the Company that require very prompt action by the Board. Moreover, the circumstances could change in the course of attempting to obtain stockholder approval, possibly necessitating preparation of supplemental proxy materials and postponement or delays in the date on which a meeting of stockholders could be held.

     The Company has filed a complaint against Mr. Wyser-Pratte and Wyser-Pratte & Co., Inc. seeking a declaratory judgment that the Board Unanimity Proposal is invalid. See "CERTAIN LITIGATION" below.

                 4. STOCKHOLDER SPECIAL MEETING BYLAW PROPOSAL

     Mr. Wyser-Pratte has given notice that he intends to present the following proposal at the Annual Meeting regarding the calling of special meetings of stockholders (the "Special Meeting Proposal"):

          "RESOLVED, that in accordance with Article IX of the Bylaws of the Company, the Shareholders of the Company hereby amend Article I, Section 3 of the Bylaws so that it reads in its entirety as follows:

             Special meetings of the stockholders or any class thereof entitled to vote may be called by the Chairman of the Board, by the Chief Executive Officer, by the President, by the Board of Directors or by shareholders holding 25% in interest of the outstanding shares of the Corporation. In the case of a meeting called by shareholders, such meeting shall be called by written notice to the Secretary of the Corporation at the Corporation's principal place of business. This Bylaw may not be altered or repealed except by a unanimous board vote of all the directors then in office or by the shareholders."

     YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE AGAINST THIS "SPECIAL MEETING PROPOSAL," WHICH IS DESIGNATED IN THE PROXY AS PROPOSAL 4, FOR THE FOLLOWING REASONS.

     The Board believes that the annual meeting of stockholders ordinarily presents an adequate opportunity for a stockholder to present matters for consideration by the stockholders as a whole. The Company's Bylaws set forth procedures and requirements so that stockholder proposals can be presented in an orderly manner. In addition, rules of the SEC allow stockholders to have their proposals, subject to certain exclusions, included in the proxy soliciting material that is printed and distributed on behalf of the Board of Directors, thereby sparing the stockholder proponent the expense of conducting his or her own solicitation. Given the existing opportunities for stockholder proposals and the time, expense and potential distraction that a special meeting would involve, the Board does not believe it advisable to add a procedure for allowing stockholders to call a special meeting between annual meetings unless there is a significant level of support for such a special meeting. The Board believes that a majority of the votes which stockholders are entitled to cast is an appropriate measure of the level of support that would warrant the calling of such a meeting.

              5. STOCKHOLDER BUSINESS COMBINATION STATUTE PROPOSAL

     Mr. Wyser-Pratte has given notice of his intention to present the following proposal at the Annual Meeting (the "Business Combination Statute Proposal"):

          "RESOLVED, that pursuant to Section 203(b)(3) of the Delaware General Corporation Law, the Shareholders hereby amend the Company's Bylaws by adding a new Article XI which shall read as follows:

             The corporation shall not be governed by Section 203 of the Delaware General Corporation Law."

     YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE AGAINST THIS "BUSINESS COMBINATION STATUTE PROPOSAL," WHICH IS DESIGNATED IN THE PROXY AS PROPOSAL 5, FOR THE FOLLOWING REASONS.

     The Board of Directors believes that passage of this resolution would not be in the best interests of the Company and its stockholders. By virtue of being incorporated in Delaware, the Company became subject to the provisions of
Section 203 of the DGCL ("Section 203" or the "Business Combination Statute") when that statute became effective on February 2, 1988. The Business Combination Statute provides, in effect, that if any person acquires beneficial ownership of 15% or more of the Company's outstanding shares (thereby becoming an "Interested Shareholder"), the Company may not engage in a business combination with the Interested Shareholder for three years thereafter, subject to certain exceptions. Among the exceptions are (a) the Board's prior approval of the business combination or the transaction by which such person became an Interested Shareholder; (b) the acquisition of at least 85% of the Company's shares (subject to certain exclusions) in the transaction in which such person becomes an Interested Shareholder; and (c) the approval of such business combination by the Board of Directors and by the holders of 66 2/3% of the outstanding stock not owned by the Interested Shareholder. Moreover, the Business Combination Statute provides that the Company's stockholders may, by a vote of a majority of the outstanding shares, adopt an amendment to the Restated Certificate of Incorporation or Bylaws electing not to be governed by the Business Combination Statute. Such amendment would become effective twelve months after adoption and would not apply to a business combination with a person who became an Interested Shareholder prior to the adoption of such amendment. The Business Combination Statute further provides that any bylaw providing for the election not to be governed by
Section 203 may not be further amended by the Company's Board of Directors.

     In its legislative synopsis that accompanied the passage of the statute, the Delaware General Assembly stated that "Section 203 is intended to strike a balance between the benefits of an unfettered market for corporate shares and the well documented and judicially recognized need to limit abusive takeover tactics." The Board of Directors believes that Section 203 enhances the likelihood that stockholders will receive a full and fair offer, if an offer is to be made, because it better enables a board to negotiate to improve the terms of any such offer on behalf of all stockholders. In addition, the 85% threshold is intended to ensure that offerors make their best offer. The statute was the result of extensive hearings participated in by a national audience. The Board believes that Section 203 protects stockholders against inadequate offers and abusive tactics employed by large stockholders.

     Accordingly, the Board believes that electing not to be governed by Section 203 could expose stockholders to additional risks of coercive takeover tactics and would not be in the best interests of the Company and its stockholders. In addition, it is the Company's position that Mr. Wyser-Pratte did not timely notify the Company of his Business Combination Statute Proposal in accordance with the requirements of Article Sixth, Paragraph B of the Company's Charter. The Company has filed a complaint against Mr. Wyser-Pratte and Wyser-Pratte & Co., Inc. seeking a declaratory judgement that the Business Combination Statute Proposal is invalid. See "CERTAIN LITIGATION" below.

                      6. STOCKHOLDER BYLAW REPEAL PROPOSAL

     Mr. Wyser-Pratte has given notice of his intention to present the following proposal at the Annual Meeting (the "Repeal Proposal"):

          "RESOLVED, that any Bylaws adopted by the board of directors since June 11, 1998 be, and they hereby are, repealed."

     YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE AGAINST THIS "REPEAL PROPOSAL," WHICH IS DESIGNATED IN THE PROXY AS PROPOSAL 6, FOR THE FOLLOWING REASONS.

     Because the Company's Board of Directors has not amended the Bylaws since June 11, 1998, this proposal has no effect. Although the Board has no current intention to adopt any amendment to the Bylaws, it reserves to the right to do so should it deem such action to be in the best interests of the Company and its stockholders, as is permitted under Delaware law, the Restated Certificate of Incorporation and the Bylaws.

                 7. STOCKHOLDER EXPENSE REIMBURSEMENT PROPOSAL

     Mr. Wyser-Pratte has given notice of his intention to present the following proposal at the Annual Meeting (the "Expense Reimbursement Proposal"):

          "RESOLVED, that the shareholders recommend to the board that the Company reimburse all of Guy Wyser-Pratte's expenses (including any litigation expenses) in connection with the solicitation of proxies for this shareholders meeting provided that either or both of the following have occurred at the Company's 1998 Annual Meeting (i) Professor Jonathan
     R. Macey is elected to the Company's board of directors and (ii) at least one of the bylaw amendment proposals set forth in Mr. Wyser-Pratte's proxy materials is adopted by the Company's shareholders."

     YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO VOTE AGAINST THIS "EXPENSE REIMBURSEMENT PROPOSAL," WHICH IS DESIGNATED IN THE PROXY AS PROPOSAL 7, FOR THE FOLLOWING REASONS.

     The Board of Directors recommends a vote against Mr. Wyser-Pratte's proposal that he be reimbursed for his expenses in connection with his solicitation of proxies, including any litigation expenses. Mr. Wyser-Pratte has stated that if the Board does not reimburse his expenses, he intends to seek a court order requiring the Board to reimburse these expenses. Although Mr. Wyser-Pratte states that the purpose of his proposals is to advance stockholder interests, the Board believes that the interests of Mr. Wyser-Pratte are different from those of the Company's stockholders generally and that there is no reason for Mr. Wyser-Pratte to receive special treatment by having his expenses reimbursed.

                               CERTAIN LITIGATION

     On July 13, 1998, the Company filed a complaint in the United States District Court for the District of Delaware seeking declaratory and injunctive relief against Mr. Wyser-Pratte and Wyser-Pratte & Co., Inc. In the action, the Company seeks judgment (i) declaring that Mr. Wyser-Pratte's Takeover Proposal and Board Unanimity Proposal each violate Section 141(a) of the DGCL and are therefore void; and (ii) declaring that Mr. Wyser-Pratte's Business Combination Statute Proposal is untimely under Article Sixth, Paragraph B of Telxon's Charter and therefore invalid. The complaint also seeks injunctive relief requiring Mr. Wyser-Pratte and Wyser-Pratte & Co., Inc. to correct false and misleading statements made in the Wyser-Pratte Proxy Materials. The Company claims that the Wyser-Pratte's Proxy Materials (a) fail fully to disclose information regarding Mr. Wyser-Pratte personal economic interest in his proposals; (b) are misleading with respect to the justifications and support for Mr. Wyser-Pratte's proposals; and (c) are inherently misleading with respect to the scope and effect of Mr. Wyser-Pratte's proposals. The Company's complaint states that corrective disclosures by Mr. Wyser-Pratte are necessary to cure the false and misleading statements and omissions made in the Wyser-Pratte Proxy Materials so that the Company's stockholders will have the benefit of full and accurate disclosure concerning the proxy solicitation when they are deciding how to cast their votes at the Annual Meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP (the successor to Coopers & Lybrand L.L.P.) has been reappointed as the independent public accountants to examine the Company's financial statements for the fiscal year ending March 31, 1999. Coopers & Lybrand L.L.P. has served as the Company's independent auditors since October 1990. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The Company's Fiscal 1998 consolidated financial statements, as audited by PricewaterhouseCoopers LLP, are included in the Company's 1998 Annual Report to Stockholders accompanying or preceding this Proxy Statement and are also included in the Annual Report on Form 10-K for Fiscal 1998 filed by the Company with the SEC (the "Form 10-K"). THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON WHOSE PROXY IT SOLICITS, A COPY OF THE FORM 10-K (OTHER THAN THE EXHIBITS THERETO) UPON THE WRITTEN REQUEST OF SUCH PERSON TO ALEX L. CSISZAR, INVESTOR RELATIONS DEPARTMENT, TELXON CORPORATION, P.O. BOX 5582, AKRON, OHIO 44334-0582.

                            SOLICITATION OF PROXIES

     The solicitation of proxies in the accompanying form may be made by or on behalf of the Board of Directors of the Company by mail, advertisement, telephone or other methods and in person. Directors, officers, investor relations personnel and other employees of the Company may participate in the solicitation, for which they will not receive any additional compensation.

The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all Company solicitation materials to their customers or other beneficial owners of the Shares which they hold of record and will reimburse such record holders for customary clerical and mailing expenses they incur in so forwarding such materials.

     The Company has also retained Innisfree M&A Incorporated ("Innisfree") to
solicit proxies on behalf of the Board of Directors for a fee of $          ,000
plus reimbursement of out-of-pocket expenses.

     The cost of soliciting proxies on behalf of the Board of Directors is being borne by the Company. Such costs will include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and other incidental matters and are estimated to be approximately
$          ,               in addition to the amounts payable to Innisfree
described in the preceding paragraph (which estimate does not include the amounts normally expended by the Company for the solicitation of proxies at its annual meetings and related incidental matters and costs represented by salaries and wages of regular employees and officers). Total costs incurred to date in connection with the proxy solicitation for the Annual Meeting are approximately
$          ,               .

     Certain information concerning the directors (including the Board of Directors' nominees to the Company's Board of Directors), the executive officers and certain employees of the Company who may assist in soliciting proxies from stockholders of the Company in respect of the Annual Meeting is set forth in the attached Schedule I. The attached Schedule II sets forth certain information relating to the Shares owned by such parties and certain contracts and transactions between any of them and the Company.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     In order for a stockholder proposal to be considered at the 1999 annual meeting of stockholders, the Charter requires that it be received by the Secretary of the Company at the Company's offices, 3330 West Market Street, Akron, Ohio 44333, no later than June 17, 1999. Each proposal submitted must contain certain information specified in the Charter about the proponent and the business matter to be proposed and a statement that the proponent is as of the date of such notice a stockholder of record. The stockholder must also state his intention personally to appear at the 1999 annual meeting of stockholders to present the proposal. Under Rule 14a-8 promulgated under the Exchange Act, in order for a stockholder proposal to be included in the proxy statement with respect to the 1999 annual meeting of stockholders, such proposal must be a proper subject for action at a stockholders meeting, the proposal and its proponent must satisfy the other requirements and conditions of Rule 14a-8, and the proposal must be received by the Secretary of the Company at the address set
forth above not later than             , 1999.

                                            By Order of the Board of Directors,

                                            Robert A. Goodman
                                            Secretary

July   , 1998

                                                                      SCHEDULE I

            INFORMATION CONCERNING THE DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES OF THE COMPANY

     The tables in this Schedule I set forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors (including the Board of Directors' nominees to the Company's Board of Directors), and the executive officers of the Company, and (2) certain employees of the Company who may assist in soliciting proxies from stockholders of the Company. Unless otherwise indicated below, the principal business address of each such person is 3330 West Market Street, Akron, Ohio 44333, and such person is an employee of the Company.

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS OF THE COMPANY

                                                     PRESENT OFFICE OR OTHER PRINCIPAL
    NAME AND PRINCIPAL BUSINESS ADDRESS                   OCCUPATION OR EMPLOYMENT
    -----------------------------------         --------------------------------------------
Richard J. Bogomolny                            Director (retired from active employment)
Frank E. Brick                                  President, Chief Executive Officer and a
                                                Director
John H. Cribb                                   Vice Chairman of the Board of Directors and
                                                a Director (retired from active employment)
Robert A. Goodman                               Secretary, General Counsel and a Director
  100 Erieview Plaza, 27th Floor                (see accompanying Proxy Statement for
  Cleveland, OH 44114                           occupational information)
Dr. Raj Reddy                                   Chairman of the Board of Directors and a
  5325 Wean Hall                                Director (see accompanying Proxy Statement
  Pittsburgh, PA 15213                          for occupational information)
Norton W. Rose                                  Director (see accompanying Proxy Statement
  3601 Green Road, Suite 310                    for occupational information)
  310 Beachwood, OH 44122
James G. Cleveland                              President, North America Division
Dan R. Wipff                                    President and Chief Executive Officer,
  6333 Rothway Street                           Telxon Products Division
  Houston, TX 77040
Kenneth W. Haver                                Senior Vice President, Finance and
                                                Administration, and Chief Financial Officer
David D. Loadman                                Senior Vice President, Global Product and
  8302 New Trails Drive                         Systems Development, and Chief Technical
  The Woodlands, TX 77381                       Officer
David W. Porter                                 Senior Vice President, Global Operations

CERTAIN EMPLOYEES OF THE COMPANY WHO MAY ALSO SOLICIT PROXIES

                                                     PRESENT OFFICE OR OTHER PRINCIPAL
     NAME AND PRINCIPAL BUSINESS ADDRESS                  OCCUPATION OR EMPLOYMENT
     -----------------------------------       ----------------------------------------------
Alex L. Csiszar                                Vice President, Investor Relations
Glenn S. Hansen                                Vice President, Legal Administration and
                                               Corporate Counsel
Harley R. Hill                                 Vice President-Treasurer

                                                                     SCHEDULE II

        SHARES HELD BY DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS
                AND CERTAIN EMPLOYEES OF THE COMPANY AND CERTAIN
         CONTRACTS AND TRANSACTIONS BETWEEN ANY OF THEM AND THE COMPANY

SHARE OWNERSHIP

     The Shares of the Company's Common Stock beneficially owned by the Company's directors (including the Board of Directors' nominees to the Company's Board of Directors) and Messrs. James G. Cleveland, Dan R. Wipff, Kenneth W. Haver and David D. Loadman are set forth in the accompanying Proxy Statement. In acquiring 11,519 of the Shares shown in the Proxy Statement as beneficially owned by Mr. Wipff through exercise of a stock option granted him under the Employee Option Plan, he borrowed the exercise price pursuant to a margin loan under which $146,874 (principal and interest) was outstanding as of June 30, 1998. The Company's remaining executive officer and the other employees of the Company named in the preceding Schedule I who may assist in soliciting proxies from Company stockholders beneficially owned the Shares of Company Common Stock as of June 30, 1998 set forth in the following table. For these purposes, Shares which one of the above persons has the right to acquire within 60 days of such date are included as Shares "beneficially owned" by that person.

               NAME OF BENEFICIAL OWNER                SHARES BENEFICIALLY OWNED
               ------------------------                -------------------------
David W. Porter                                                 15,332(1)
Alex L. Csiszar                                                 10,666(2)
Glenn S. Hansen                                                  4,732(3)
Harley R. Hill                                                   5,229(4)

---------------

(1) Consists of 2,000 Shares awarded to Mr. Porter under the Restricted Stock Plan which will vest in five equal installments of 400 shares each on October 4, 1998, 1999, 2000, 2001 and 2002, provided that he is then employed by the Company, and are subject to transfer restrictions during the vesting period, and 13,332 Shares which he may acquire within 60 days by exercise of options.

(2) Consists of 10,666 Shares which he may acquire within 60 days by exercise of options.

(3) Includes 3,332 Shares which he may acquire within 60 days by exercise of options. Also includes 1,000 Shares awarded to Mr. Hansen under the Restricted Stock Plan which will vest in five equal installments of 200 shares each on October 4, 1998, 1999, 2000, 2001 and 2002, provided that he is then employed by the Company, and are subject to transfer restrictions during the vesting period.

(4) Includes 2,834 Shares which he may acquire within 60 days by exercise of options. Also includes 1,000 Shares awarded to Mr. Hill under the Restricted Stock Plan which will vest in five equal installments of 200 shares each on October 4, 1998, 1999, 2000, 2001 and 2002, provided that he is then employed by the Company, and are subject to transfer restrictions during the vesting period.

     In addition to their beneficial ownership of Shares of the Company's Common Stock as discussed above: Dr. Reddy and Mr. Loadman beneficially own 10,000 and 40,000 shares, respectively, of the common stock of the Company's Aironet Wireless Communications, Inc. subsidiary, in both cases representing the Aironet shares which each has the right to acquire within 60 days of June 30, 1998 pursuant to stock options granted to them under the Aironet Option Plan; and Messrs. Brick, Cribb, Cleveland, Wipff, Haver and Loadman own 40,000, 30,000, 10,000, 20,000, 20,000 and 15,000 shares, respectively, of the common stock of the Company's Metanetics Corporation subsidiary.

PURCHASES AND SALES OF COMPANY SECURITIES

     The following table sets forth information concerning all purchases and sales of securities of the Company made from July 1, 1996 through June 30, 1998 by the Company's directors (including the Board of Directors' nominees of the Company's Board of Directors), the executive officers of the Company and the other named employees of the Company who may assist in soliciting proxies from Company stockholders.

                                                  DATE OF         NATURE OF     NUMBER OF
                    NAME                        TRANSACTION      TRANSACTION     SHARES
                    ----                       --------------    -----------    ---------
Directors and Director Nominees
Robert A. Goodman                              Aug. 27, 1997     Purchase(1)    13,290
                                                Nov. 4, 1997        Sale         3,946
                                               Nov. 24, 1997        Sale         4,000
                                               Feb. 25, 1998        Sale         1,044
                                               Feb. 27, 1998        Sale         1,000
Dr. Raj Reddy                                  Sept. 30, 1997    Purchase(1)    15,100
Norton W. Rose                                 June 17, 1997      Purchase       5,000
Executive Officers
Dan R. Wipff                                   July 29, 1997     Purchase(1)    11,519
David W. Porter                                 Oct. 4, 1997     Purchase(2)     2,000
Other Employees
Alex L. Csiszar                                July 1, 1997-     Purchases(3)     69
                                               Sept. 16, 1997
                                               Dec. 31, 1996     Purchase(4)      93
                                               June 30, 1997     Purchase(4)      102
                                               Sept. 16, 1997       Sale          212
                                               Dec. 31, 1997     Purchase(4)      63
                                               Jan. 30, 1998       Sale(5)       1,975
                                                Feb. 2, 1998        Sale          372
                                               Feb. 11, 1998       Sale(6)        590
                                               June 30, 1998     Purchase(4)      (7)
Glenn S. Hansen                                Dec. 31, 1996     Purchase(4)      158
                                               June 30, 1997     Purchase(4)      184
                                               Aug. 19, 1997       Sale(5)       1,437
                                                Oct. 4, 1997     Purchase(2)     1,000
                                               Dec. 31, 1997     Purchase(4)      58
                                               Jan. 23, 1998       Sale(5)       2,881
Harley R. Hill                                 Dec. 31, 1996     Purchase(4)      494
                                               June 30, 1997     Purchase(4)      607
                                                Oct. 4, 1997     Purchase(2)     1,000
                                                Dec. 1, 1997     Purchase(4)      294
                                                Feb. 3, 1998       Sale(5)       1,959
                                               June 30, 1998     Purchase(4)      (7)

---------------

(1) Exercise of stock option(s) granted under the Company's Director Option Plan or Employee Option Plan.

(2) Award under the Company's Restricted Stock Plan.

(3) Ratable bi-weekly open-market purchases under broker payroll deduction plan.

(4) Purchase of Shares through the Company's employee stock purchase plan.

(5) Contemporaneous purchase and sale through broker-assisted cashless exercise of stock option(s) granted under the Company's Employee Option Plan.

(6) Intra-401(k) plan transfer out of Company stock fund.

(7) Amount purchased under the Company's employee stock purchase plan for the enrollment period ended June 30, 1998 not yet available.

CONTRACTS AND TRANSACTIONS WITH THE COMPANY

     Reference should be made to the accompanying Proxy Statement for a discussion of certain letter agreements made by the Company with Mr. Goodman and his law firm, Goodman Weiss Miller LLP, regarding certain future transactions. The accompanying Proxy Statement also describes the employment agreements which have been made by the Company with each of its executive officers (including Mr. Brick, who is also a director) except for Mr. Porter; Mr. Porter has an agreement for his employment by the Company through March 31, 2000 at an annual base salary of $200,000 and otherwise on the same terms as described in the Proxy Statement for each of Messrs. Cleveland, Wipff, Haver and Loadman.

     The directors, executive officers and other employees named in Schedule I have the right to acquire the number of Shares in the Company set forth in the following table pursuant to options granted them under the Director Option Plan and the Employee Option Plan. The following table lists the total number of outstanding stock options held by each such named person, including both those which are currently exercisable and those which will not become exercisable until later dates (the totals below include the Shares underlying those options which are currently exercisable or will become exercisable within 60 days of June 30, 1998 which are disclosed as Shares "beneficially owned" in the accompanying Proxy Statement or under "Share Ownership" above in this Schedule II, as further explained in the footnotes to those respective disclosures.

                                                                  NUMBER OF
                            NAME                                OPTION SHARES
                            ----                                -------------
Directors and Director Nominees
Richard J. Bogomolny........................................        55,000
Frank E. Brick..............................................       550,000
John H. Cribb...............................................        35,000
Robert A. Goodman...........................................       105,000
Raj Reddy...................................................        86,000
Norton W. Rose..............................................        90,000

Executive Officers
James G. Cleveland..........................................       160,000
Dan R. Wipff................................................        21,250
Kenneth W. Haver............................................       150,000
David D. Loadman............................................       151,690
David W. Porter.............................................        40,000

Other Employees
Alex L. Csiszar.............................................        12,500
Glenn S. Hansen.............................................         8,000
Harley R. Hill..............................................         7,168

                                         TELXON LOGO

  P                  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  R             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- SEPTEMBER 15, 1998
  O
  X          The undersigned stockholder hereby appoints Frank E. Brick, Dr. Raj
  Y          Reddy and Norton W. Rose, as Proxies, each with the power to appoint his substitute, and hereby authorizes any of them to represent and to vote, as provided on the reverse side hereof, all of the Common Stock of Telxon Corporation which the undersigned, as of the July 17, 1998 Record Date for the Annual Meeting, is entitled to vote at the Annual Meeting of Stockholders to be held on September 15, 1998 or any adjournment or postponement thereof.

                      Nominees for election as directors:

                        R. Bogomolny
                        J. Cribb

                      [ ] Check here for address change.

                      [ ] Check here if you plan to attend the Annual Meeting.

                        (see reverse side to vote for or withhold vote for nominee)

                                                                                    (change of address)
                                                                                    ------------------------------------
                                                                                    ------------------------------------
                                                                                    ------------------------------------
                                                                                    (If you have written in the above
                                                                                    space, please mark the corresponding
                                                                                    box.)


             THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE BOARD'S DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND "AGAINST" PROPOSALS 2 THROUGH 7.

             IMPORTANT -- THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
                          PLEASE SIGN ON THE REVERSE SIDE AND RETURN TODAY.

                                                                SEE REVERSE
                                                                   SIDE

 ...............................................................................

                                  DETACH CARD

                                                        TELXON CORPORATION
                            PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [DARKENED OVAL]

                          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE BOARD'S NOMINEES AND A VOTE
                                                 "AGAINST" PROPOSALS 2 THROUGH 7.

                                                  FOR   WITHHELD  FOR ALL
                                                  BOTH    BOTH    EXCEPT:                                      FOR  AGAINST  ABSTAIN
1. Election of Directors* --                      / /     / /      / /      3. Board Unanimity Proposal (as   / /     / /     / /
   Board's Nominees: R. Bogomolny and J. Cribb                                 defined in the Company's
                                                                               Proxy Statement).

  ------------------------------------------                                4. Special Meeting Proposal        / /     / /     / /
  (Except nominee(s) written above.)                                           (as defined in the Company's
                                                                               Proxy Statement).

2. Takeover Proposal (as defined in the Company's / /     / /      / /      5. Business Combination Statute    / /     / /     / /
   Proxy Statement).                                                           Proposal (as defined in the
                                                                               Company's Proxy Statement).


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO                          6. Repeal Proposal (as defined     / /     / /     / /
VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME                             in the Company's Proxy
BEFORE THE MEETING.                                                            Statement).

                                                                            7. Expense Reimbursement Proposal  / /     / /     / /
                                                                               (as defined in the Company's
                                                                               Proxy Statement).


                                                                               Dated:                                      , 1998
                                                                                       -----------------------------------
                                                                               Signature(s)
                                                                                             -------------------------------------

                                                                                --------------------------------------------------

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS AN EXECUTOR, CORPORATE OFFICER OR IN ANY
OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

* There is cumulative voting in the election of directors. Unless otherwise indicated by the stockholder, a vote for the Board's nominees will give the Proxies discretionary authority to cumulate all votes to which the stockholder is entitled and to allocate such votes among the nominees for whom authority is not withheld, Votes will be cumulated in such a manner as to elect the maximum number of the Board's nominees as directors. If you do not want your votes to be cumulated in this manner, please specify the percentage of your votes which you would like to be allocated towards each nominee next to the name of the nominee, with the aggregate of such percentages totaling one hundred.

 ...................................................................................................................................

                                           *           FOLD AND DETACH HERE            *


                                                      YOUR VOTE IS IMPORTANT!

                            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S
                            DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND "AGAINST" PROPOSALS 2 THROUGH 7.

                             PLEASE SIGN, DATE, DETACH AND RETURN THE ABOVE PROXY CARD TODAY USING THE
                      POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                                 AS INSTRUCTED ABOVE, PLEASE MARK YOUR VOTES USING DARK INK ONLY.
